April 5, 2018

Dear CTS Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Thursday, May 17, 2018, at 9:30 a.m. Central Time, at the Hotel Arista located at 2139 City Gate Lane, Naperville, Illinois 60563.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2018 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2017, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on page 3 of the 2018 Proxy Statement.

We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and to vote your shares. The vote of every shareholder is important.

Kieran O’Sullivan
Chairman, President and Chief Executive Officer

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NOTICE OF THE 2018 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On
May 17, 2018
To CTS Shareholders:
The 2018 Annual Meeting of Shareholders of CTS Corporation will be held on Thursday, May 17, 2018, at 9:30 a.m. Central Time, at the Hotel Arista located at 2139 City Gate Lane, Naperville, Illinois 60563. To obtain directions to the meeting location, please call (630) 577‑8800, or see the map on page 3 of the Proxy.
Only CTS shareholders of record at the close of business on March 19, 2018, may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote on the following items:

PROPOSAL 1	Election of seven directors for a one‑year term;
PROPOSAL 2	Approval, on an advisory basis, of the compensation of CTS’ named executive officers;
PROPOSAL 3	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2018;
PROPOSAL 4	Approval of the CTS Corporation 2018 Equity and Incentive Compensation Plan
(the “2018 Plan”); and
Any other business properly presented at the meeting.
Your Board of Directors recommends that you vote in favor of the director nominees, in favor of the advisory approval of CTS’ named executive officer compensation, in favor of the ratification of the appointment of Grant Thornton LLP, and in favor of the 2018 Plan.

By Order of the Board of Directors,

Luis F. Machado Corporate Secretary
April 5, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2018.
The Notice, 2018 Proxy Statement, Form of Proxy
and 2017 Annual Report to Shareholders are available at
http://www.ctscorp.com/investors

PROXY STATEMENT
2018 ANNUAL MEETING OF SHAREHOLDERS
To be held on
May 17, 2018

This proxy statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of CTS Corporation (“CTS”, “we”, “us”, “our” or the “Company”) of proxies to be voted at the 2018 Annual Meeting of Shareholders (“Annual Meeting”). CTS will bear the cost of this solicitation. On or about April 5, 2018, the Company mailed to its shareholders the Notice of Internet Availability of Proxy Materials, and made available this proxy statement, the accompanying proxy card and Annual Report to Shareholders. The following is important information in a question‑and‑answer format regarding the Annual Meeting and this proxy statement.

Q:	Upon what may I vote?

A:	(1) Election of director nominees to serve on the Board;

(2)	Approval, on an advisory basis, of the compensation of CTS’ named executive officers;

(3)	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2018; and

(4)	Approval of the CTS Corporation 2018 Equity and Incentive Compensation Plan (the “2018 Plan”).

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

(1)	FOR each of the director nominees identified in this proxy statement;

(2)	FOR advisory approval of CTS’ named executive officer compensation;

(3)	FOR ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2018; and

(4)	FOR approval of the 2018 Plan.

Q:	How will voting on any other business be conducted?

A:
We are not aware of any other business to be brought before the shareholders at the Annual Meeting other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Kieran O’Sullivan, Chairman, President and Chief Executive Officer, and Luis F. Machado, Vice President, General Counsel and Corporate Secretary, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each proposal presented in this proxy statement?

A:	Assuming that at least a majority of the shares of CTS common stock are represented at the Annual Meeting, either in person or by proxy:

(1)
The seven director nominees receiving the most votes will be elected. Only votes cast for a nominee will have an impact on the election of directors. Abstentions, broker non‑votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will have no impact as they will only result in those nominees receiving fewer votes;

(2)
An affirmative vote of a majority of votes cast is necessary to approve, on an advisory basis, the compensation of CTS’ named executive officers, although such vote will not be binding on CTS. Abstentions and broker non‑votes will have no impact on the outcome of this proposal;

(3)
The Audit Committee’s appointment of Grant Thornton LLP as CTS’ independent auditor for 2018 will be ratified if a majority of the votes cast support the appointment. Your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions because the proposal to ratify the appointment of Grant Thornton LLP is considered “routine.” Abstentions will have no impact on the outcome of this proposal; and

(4)	An affirmative vote of a majority of votes cast is necessary to approve the 2018 Plan. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

Q:	Who is entitled to vote?

A:
Shareholders of record at the close of business on March 19, 2018, which is referred to in this proxy statement as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were 33,017,770 shares of CTS common stock issued and outstanding. Every shareholder is entitled to one vote for each share of CTS common stock held on the Record Date.

Q:	How do I vote?

A:
Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online or by telephone up until 11:59 p.m. Eastern Time on May 16, 2018. Of course, you may always vote in person at the meeting. You may revoke your proxy at any time before it is exercised by giving us written notice, sent to our principal executive offices, by submitting a duly executed proxy card to us bearing a later date, or by giving notice to us at the Annual Meeting.

Q:	How can I vote shares of CTS common stock that I hold under the CTS Corporation Retirement Savings Plan?

A:
The CTS Corporation Retirement Savings Plan is CTS’ 401(k) plan. Vanguard Fiduciary Trust Company ("Vanguard"), the plan trustee, will vote the shares of CTS common stock in your account according to your instructions. You may use the proxy card provided or go online at www.proxyvote.com to instruct Vanguard. You must provide instructions or make changes to your instructions on how to vote shares of CTS common stock in your CTS Corporation Retirement Savings Plan on or before 11:59 p.m. Eastern Time on May 15, 2018. After that time, your instructions will be transmitted to the plan trustee and cannot be changed. If Vanguard does not receive your instructions to vote your shares of CTS common stock, they will not be voted.

Q:	Who is entitled to attend the Annual Meeting?

A:
Attendance at the Annual Meeting will be limited to our shareholders as of the Record Date and to pre‑approved guests of CTS. All shareholder guests must be pre‑approved by CTS and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the Record Date. Additionally, if you are not the record holder of your shares, to attend the Annual Meeting you must first obtain a legal proxy form from your broker or other organization that holds your shares. Please contact your broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the Annual Meeting, you will be required to present a valid form of identification.

Below is a map reflecting the location of CTS’ Annual Meeting.

Hotel Arista
Ferry Rd
Ferry Rd
Ferry Rd
Celebration Dr
Illinois Prairie Path Trail
Corporate Ln
Comfort Dr
Dart Warehouse Corporation
Topgolf
Odyssey Ave
Odyssey Ct
Odyssey Ct
Westings Ave
CarMax
Calamos Ct
Nicor Gas
59
59
59
CityGate Grille
New American fine-dining destination
88
C-KC (Toll road)
Cracker Barrel Old Country Store
Fairfield Inn & Suites Chicago...
Nalco Company Headquarters

Q:	Who solicits proxies on behalf of the Board and how much will this proxy solicitation cost?

A:
Broadridge, Inc. distributes proxy materials on CTS’ behalf and is compensated by CTS for mailing and distribution expenses. Proxies may also be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	How can I receive paper or email copies of the proxy materials?

A:
Shareholders wishing to receive paper or email copies of the proxy materials for the Annual Meeting and for future annual meetings of shareholders may request to receive proxy materials in printed form by mail, or electronically by email, by directing written or oral requests to CTS Corporation, Corporate Secretary, 4925 Indiana Avenue, Lisle, Illinois 60532, by calling (630) 577‑8800 and leaving a message for our Corporate Secretary, by sending an email to shareholder.services@ctscorp.com by May 4, 2018, or by following the directions on your proxy card.

Q:	How may a shareholder nominate a candidate for election to the Board?

A:
Director nominees for the 2019 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of the Corporate Secretary for CTS. Pursuant to the CTS Corporation Bylaws, all nominations must be received no earlier than January 2, 2019, and no later than February 16, 2019. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ Bylaws. Copies of the Bylaws may be obtained free of charge from CTS’ Corporate Secretary, or from CTS’ website at http://www.ctscorp.com/wp-content/uploads/BL.pdf.

Q:	When are shareholder proposals for the 2018 Annual Meeting of Shareholders due?

A:
CTS’ advance notice Bylaw provisions require that in order to be presented at the 2019 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of the Corporate Secretary for CTS, and must be received no earlier than January 2, 2019 and no later than February 16, 2019. Certain information is required to be included with shareholder proposals, which is described in CTS’ Bylaws. Copies of the Bylaws may be obtained free of charge from CTS’ Corporate Secretary, or from CTS’ website at http://www.ctscorp.com/wp-content/uploads/BL.pdf. To be included in our proxy materials relating to the 2019 Annual Meeting of Shareholders proposals must be received by us on or before December 6, 2018, (or, if the date of the 2019 Annual Meeting of Shareholders is more than 30 days before or after the date of the 2018 Annual Meeting of Shareholders, a reasonable time before we begin to print and send our proxy materials).

PROPOSALS UPON WHICH YOU MAY VOTE
PROPOSAL 1	ELECTION OF DIRECTORS;
PROPOSAL 2	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS;
PROPOSAL 3	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITOR FOR 2018; AND
PROPOSAL 4	APPROVAL OF THE CTS CORPORATION 2018 EQUITY AND INCENTIVE COMPENSATION PLAN (THE “2018 PLAN”).
Your Board recommends a vote FOR the director nominees,
FOR advisory approval of CTS’ named executive officer compensation, FOR the ratification of the appointment of Grant Thornton LLP, and FOR the approval of the 2018 Plan.

PROPOSAL 1: ELECTION OF DIRECTORS
CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time‑to‑time by the Board. As part of the succession planning and search process, the Nominating and Governance Committee and the Board regularly assess the Board’s size. The Board has established the number of authorized directors at seven. Mr. Catlow will retire immediately following the 2018 Annual Meeting of Shareholders and has not been nominated for election in 2018. On April 2, 2018, the Board appointed Mr. Zulueta to serve as a director, temporarily increasing the number of directors to 8. There are seven director nominees for election and the number of authorized directors will remain at seven effective as of the Annual Meeting. Detailed information on each is provided below. All directors are elected annually and serve one‑year terms, or until their successors are elected and qualified.
Nominees for the Board of Directors. Each director nominee named below is currently a director of CTS. The ages shown are as of April 5, 2018, the date of this proxy statement. Each director nominee has agreed to serve as a director if elected. If one or more of the nominees becomes unavailable for election, the remaining members of the Board will, in their sole discretion and pursuant to authority granted by the CTS Bylaws, nominate and vote for a replacement director or reduce the authorized number of directors.

PATRICIA K. COLLAWN Age 59	Director since 2003
Ms. Collawn is the Chairman, President and Chief Executive Officer of PNM Resources, Inc., a multi‑state utilities corporation serving electricity customers. Ms. Collawn was named Chairman effective January 1, 2012, and President and Chief Executive Officer from March 1, 2010 to December 31, 2011. In March 2010, she was made a director of PNM Resources, Inc. She was President and Chief Operating Officer since August 2008 and Utilities President at PNM Resources, Inc. from June 2007 to August 2008. Prior to that, Ms. Collawn was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from October 2005. The Board believes that Ms. Collawn’s experience as a sitting President and Chief Executive Officer of a publicly traded corporation, as well as substantial operations experience, make her well qualified to serve as a director. Ms. Collawn received 98.99% of votes cast at the 2017 Annual Meeting.

GORDON HUNTER Age 66	Director Since 2011
Mr. Hunter is the Chairman of Littelfuse, Inc., a global electronics company. Mr. Hunter has served as a director of Littelfuse, Inc. since June 2002, and joined the company as Chief Operating Officer in November 2003. He assumed the role as Chairman, President and Chief Executive Officer of Littelfuse, Inc. on January 1, 2005 until January 2017. He served as Executive Chairman from January 1, 2017 until December 31, 2017. He is currently a member of the Board of Directors of Veeco Instruments, Inc., where he serves on its Compensation Committee and on the Board of Directors of SMC Company. Mr. Hunter also serves on the Council of Advisors of Shure Incorporated. The Board believes that Mr. Hunter's experience as a President and Chief Executive Officer of a publicly traded corporation serving global markets, as well as substantial experience in the electronics industry, make him well qualified to serve as a director. Mr. Hunter received 98.18% of votes cast at the 2017 Annual Meeting.

WILLIAM S. JOHNSON Age 61	Director Since 2015
Mr. Johnson is Senior Advisor of Cabot Microelectronics Corporation, a global supplier of specialty materials to the semiconductor industry. He joined the company as Chief Financial Officer in April 2003, was named an Executive Vice President in April 2013, and then served as Executive Vice President and Chief Financial Officer until January 2018. Prior to 2003, he was Executive Vice President and Chief Financial Officer for Budget Group, Inc. from August 2000 to March 2003. Before that, Mr. Johnson worked for 16 years at BP Amoco in various finance and management positions. The Board believes that Mr. Johnson’s experience as a Chief Financial Officer of a publicly traded corporation serving global markets, in addition to his financial expertise in a range of industries, substantial risk management skills and broad international business experience, make him well qualified to serve as a director. Mr. Johnson received 99.13% of votes cast at the 2017 Annual Meeting.

DIANA M. MURPHY Age 61	Director since 2010
Ms. Murphy is the Managing Director of Rocksolid Holdings, LLC, a private equity firm, serving in that capacity since January 2007. She was the managing director of the Georgia Research Alliance Venture Fund, a private investment fund created to help finance promising companies emerging from Georgia’s research universities, serving in that capacity from 2012 until 2015. Prior to joining Rocksolid, she was a Managing Director at Chartwell Capital Management Company, a private equity firm. She is Chairman of the Board of Directors of Landstar System, Inc., and a Director of Georgia Research Alliance Venture Fund, LLC and the Coastal Bank of Georgia, along with other private and non-profit boards. She is immediate Past President of the United States Golf Association. The Board believes that Ms. Murphy’s extensive experience in business management, strategic planning, marketing, public relations and experience on the boards of other companies make her well qualified to serve as a director. Ms. Murphy received 98.44% of votes cast at the 2017 Annual Meeting.

KIERAN O’SULLIVAN Age 56	Director since 2013
Mr. O’Sullivan is the Chairman, President and Chief Executive Officer of CTS. Prior to assuming this role on January 7, 2013, Mr. O’Sullivan served as Executive Vice President of Continental AG’s Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006. Mr. O'Sullivan is a member of the Board of Directors and Chairman of the Compensation Committee, and a member of the Risk Committee of LCI Industries, a supplier of components for manufacturers of recreational vehicles, manufactured homes and for the related aftermarkets of those industries. The Board believes that Mr. O’Sullivan’s more than twenty‑six years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics and automotive business segments make him well qualified to serve as a director. Mr. O’Sullivan received 97.64% of votes cast at the 2017 Annual Meeting.

ROBERT A. PROFUSEK Age 68	Director since 1998
Mr. Profusek is the global chairman of the mergers & acquisitions department of Jones Day, a global law firm which he joined in 1975. Mr. Profusek also serves as the Lead Director of Valero Energy Corporation and is a member of the Compensation Committee of Valero's Board of Directors. He previously served as a director of two other NYSE‑listed companies. The Board believes that Mr. Profusek’s substantial experience in mergers and acquisitions, corporate governance and experience serving as a director of other publicly traded companies make him well qualified to serve as a director. Mr. Profusek received 99.11% of votes cast at the 2017 Annual Meeting.

ALFONSO G. ZULUETA Age 55	Director since 2018
Mr. Zulueta is Senior Vice President with Eli Lilly and Company and President of Lilly International. He has been with Eli Lilly and Company since 1988, holding various roles of increasing responsibility. Prior to his current role, Mr. Zulueta served as President of Emerging Markets, President of Eli Lilly Japan, and President of Asian Operations. The Board believes that Mr. Zulueta’s broad global management experience, his exposure to a range of cultures, and his deep experience in medical markets make him well qualified to serve as a director. Mr. Zulueta was appointed to the board of directors effective April 2, 2018.

Your Board recommends a vote FOR each of these director nominees.

PROPOSAL 2: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
CTS’ NAMED EXECUTIVE OFFICERS

As required under the Dodd‑Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”), our Board of Directors is submitting a “Say‑on‑Pay” proposal for shareholder consideration. The Compensation Discussion and Analysis section of this proxy statement describes CTS’ executive compensation program and the compensation decisions made by the Compensation Committee and the Board in 2017 with respect to our named executive officers. CTS is asking shareholders to cast an advisory shareholder vote approving the compensation of CTS’ named executive officers (commonly referred to as a “say‑on‑pay” vote). Under current Board policy and as selected by the shareholders with 77.38% of the vote at the 2017 Annual Meeting, the shareholder vote for advisory approval of named executive officer compensation will occur annually. The next such vote will occur at our 2019 Annual Meeting of Shareholders. Shareholders approved, on an advisory basis, the 2016 compensation of CTS’ named executive officers by a vote of 96.75% at the 2017 Annual Meeting.

As we describe in the Compensation Discussion and Analysis section of this proxy statement, CTS’ executive compensation program is designed to attract, retain, and motivate high‑quality executive talent, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of shareholders. These goals are achieved through the application of a number of techniques, such as:

•	balancing fixed pay versus incentive‑based compensation appropriately;

•	selecting appropriate and broad‑based performance metrics;

•	establishing reasonable performance thresholds;

•	capping performance‑based compensation awards at certain maximum levels;

•	requiring multiple‑year performance periods for certain performance‑based awards; and

•	vesting a significant amount of equity compensation over multi‑year periods.
CTS remains committed to the use of broad‑based metrics such as earnings per share, strategic business unit operating earnings, sales growth and relative total shareholder return in measuring corporate performance.
For these reasons, the Board is asking shareholders to vote FOR the following resolution:
“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the CTS 2018 proxy statement, is hereby approved.”
While the advisory vote we are asking you to cast is non‑binding, the Compensation Committee and the Board value the views of our shareholders and expect to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
Your Board recommends a vote FOR the advisory approval of CTS’ named executive officer compensation.
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP
AS INDEPENDENT AUDITOR FOR 2018

Grant Thornton LLP has served as CTS’ independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS’ independent auditor for 2018. In the event that ratification of the appointment of Grant Thornton LLP as independent auditor for 2018 is not approved by the shareholders at the Annual Meeting, the Board will review the Audit Committee’s future selection of independent auditors.

Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions. The representatives will also be afforded an opportunity to make such statements as they desire.

Your Board recommends a vote FOR ratification of the appointment of
Grant Thornton LLP as independent auditor for 2018.

PROPOSAL 4: APPROVAL OF THE CTS CORPORATION
2018 EQUITY AND INCENTIVE COMPENSATION PLAN

General

We are asking shareholders to approve the CTS Corporation 2018 Equity and Incentive Compensation Plan (the “2018 Plan”). On February 8, 2018, upon the recommendation of the Compensation Committee, the Board unanimously approved and adopted, subject to shareholder approval, the 2018 Plan to replace our current equity plan, the CTS Corporation 2014 Performance and Incentive Compensation Plan (the “2014 Plan”). Our shareholders approved the 2014 Plan at CTS’ 2014 Annual Meeting of Shareholders. The Board is recommending that CTS’ shareholders vote in favor of the 2018 Plan, which will succeed in its entirety the 2014 Plan. The 2018 Plan will afford the Compensation Committee the ability to provide certain employees of CTS and its affiliates and CTS’ non-employee directors (“Participants”) with the opportunity to receive stock-based and other incentive grants in order to attract, motivate and help retain qualified individuals and to align their interests with the interests of CTS’ shareholders. You are being asked to approve the 2018 Plan.

If the 2018 Plan is approved by shareholders at the 2018 Annual Meeting, it will be effective as of the day of the 2018 Annual Meeting, and no further grants will be made on or after such date under the 2014 Plan. Outstanding awards under the 2014 Plan, however, will continue in effect in accordance with their terms. If the 2018 Plan is not approved by our shareholders, no awards will be made under the 2018 Plan and the 2014 Plan will remain in effect.

Our principal reason for adopting the 2018 Plan is to obtain shareholder approval of 2,500,000 shares of our common stock, without a par value (“Common Shares”), available for awards under the 2018 Plan as described below and in the 2018 Plan. The Board recommends that you vote to approve the 2018 Plan. The actual text of the 2018 Plan is attached to this proxy statement as Exhibit A. The following description of the 2018 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Exhibit A. A new plan benefits table is not provided because no grants have been made under the 2018 Plan and all grants will be discretionary, as further described below.

Why CTS Believes You Should Vote for Proposal 4

The 2018 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance shares, performance units and other stock or stock-based awards to Participants. The 2018 Plan also authorizes the Compensation Committee to provide cash incentive awards to these same Participants. Some of the key features of the 2018 Plan that reflect CTS’ commitment to effective management of equity and incentive compensation are set forth below in this subsection.

CTS believes its future success continues to depend in part on its ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and/or incentive-based awards under the 2018 Plan is critical to achieving this success. CTS believes it would be at a severe competitive disadvantage if it could not use stock-based awards to recruit and compensate its non-employee directors and officers and other employees.

The use of Common Shares as part of CTS’ compensation program is also important to its continued success because equity-based awards are an essential component of our compensation program for certain employees, as they link compensation with long-term shareholder value creation and reward Participants based on CTS’ performance. As discussed in further detail in the “Compensation Discussion and Analysis”, equity compensation represents a significant portion of the compensation package for our Chief Executive Officer and other named executive officers. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards depends on the long-term value of our Common Shares. Our equity compensation program also helps us to attract and retain talent, targeting individuals who are motivated by pay-for-performance. Equity compensation also aligns the compensation interests of CTS’ directors with the investment interests of its shareholders and promotes a focus on long-term value creation because its equity compensation awards can be subject to vesting criteria.

As of March 19, 2018, 50,057 Common Shares remained available for awards under the 2014 Plan. If the 2018 Plan is not approved, CTS may be compelled to increase significantly the cash component of its non-employee director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of its shareholders as well as the alignment provided by equity-based awards.

The following includes aggregated information regarding the overhang and dilution associated with our now-terminated CTS Corporation Amended and Restated 2009 Omnibus Equity and Performance Incentive Plan (the “A&R 2009 Plan”) and the 2014 Plan, and the potential shareholder dilution that would result if the proposed Common Share authorization under the 2018 Plan is approved. The following information is as of March 19, 2018. As of that date, there were approximately 33,017,770 of CTS’ Common Shares outstanding.

•	Total outstanding full-value awards (RSUs), assuming that the outstanding awards achieve maximum performance: 739,711 Common Shares (2.24 percent of outstanding Common Shares);

•
Outstanding stock options: 295,000 Common Shares (.89 percent of outstanding Common Shares) (outstanding stock options have a weighted average exercise price of $18.37 and an average remaining term of 2.2 years);

•	Total Common Shares subject to outstanding awards as described above (stock options and RSUs): 1,034,711 Common Shares (3.13 percent of outstanding Common Shares);

•	Total Common Shares currently available for future awards under the 2014 Plan: 50,057 Common Shares (.15 percent of outstanding Common Shares);

•
The total number of Common Shares subject to outstanding awards (1,034,711 Common Shares), plus the total number of Common Shares currently available for future awards under the 2014 Plan (50,057 Common Shares), represents a current overhang percentage of 3.29 percent (potential dilution represented by the 2014 Plan);

•
Proposed Common Shares available for awards under the 2018 Plan: Our new Common Share request is for 2,500,000 Common Shares. This would essentially encompass the 50,057 Common Shares currently remaining available for awards under the 2014 Plan and an additional 2,449,943 Common Shares. A request for 2,500,000 Common Shares represents about 7.6 percent of our outstanding Common Shares, this percentage reflects the dilution of our shareholders that could occur if the 2018 Plan is approved; and

•
The total Common Shares subject to outstanding awards as of March 19, 2018 (739,711 Common Shares), plus the proposed Common Shares available for awards under the 2018 Plan (2,500,000 Common Shares), represent a total overhang of 3,239,711 Common Shares (9.8 percent of outstanding Common Shares) under the 2018 Plan.

Based on the closing price on NYSE for CTS’ Common Shares on March 19, 2018 of $27.80 per Common Share, the aggregate market value as of March 19, 2018 of the 2,500,000 Common Shares requested for awards under the 2018 Plan was $69,500,000.

In 2015, 2016 and 2017, CTS granted awards under the 2014 Plan covering 585,725 Common Shares (including options), 258,564 Common Shares, and 181,659 Common Shares, respectively. Based on our basic weighted average of Common Shares outstanding for those three years of 32,548,477, 32,762,494, and 32,933,326 respectively, for the three-fiscal-year period 2015-2017, our average burn rate, not taking into account forfeitures, was 1% (our individual years’ burn rates were 1.8% for 2015, .8% for 2016, and .6% for 2017).

In determining the number of Common Shares to request for approval under the 2018 Plan, CTS’ management team worked with Compensation Strategies, Inc., the Compensation Committee’s independent compensation consultant, and the Compensation Committee to evaluate a number of factors including CTS’ recent Common Share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating this proposal for the 2018 Plan.

If the 2018 Plan is approved, CTS intends to utilize the Common Shares authorized under the 2018 Plan to continue its practice of incentivizing key individuals through equity grants. CTS currently anticipates that the Common Shares requested in connection with the approval of the 2018 Plan will last for about 8 years, based on its historic grant rates and the approximate current Common Share price, but could last for a shorter period of time if actual practice does not match historic rates or CTS’ Common Share price changes materially. As noted elsewhere below, CTS’ Compensation Committee would retain full discretion under the 2018 Plan to determine the number and amount of awards to be granted under the 2018 Plan, subject to the terms of the 2018 Plan, and future benefits that may be received by Participants under the 2018 Plan are not determinable at this time.

CTS believes that it has demonstrated a commitment to sound equity compensation practices. CTS recognizes that equity compensation awards dilute shareholders’ equity, so it has carefully managed its equity incentive compensation. CTS’ equity compensation practices are intended to be competitive and consistent with market practices, and CTS believes its historical Common Share usage has been responsible and mindful of shareholder interests, as described above. In evaluating this proposal, shareholders should consider all of the information in this proposal.

2018 Plan Highlights

Administration. Generally, the 2018 Plan will be administered by the Compensation Committee. The Compensation Committee shall have authority to interpret the 2018 Plan and any award agreement under the 2018 Plan, prescribe rules and regulations, and make determinations necessary for the administration of the 2018 Plan. The determinations of the Compensation Committee shall be conclusive and binding. To the extent permitted by law, the Compensation Committee may delegate its authority to a subcommittee or, subject to certain conditions, to one or more officers of CTS to make awards to employees who are not directors, executive officers, or more than 10% shareholders. The Compensation Committee is authorized to take any action under the 2018 Plan it determines in its sole discretion to be appropriate subject only to the express limitations contained in the 2018 Plan, and no authorization in any 2018 Plan section or other provision of the 2018 Plan is intended or may be deemed to constitute a limitation on the authority of the Compensation Committee. CTS will not be required to issue fractional Common Shares under the 2018 Plan; the Compensation Committee may eliminate fractional Common Shares or settle such fractions in cash.

Reasonable 2018 Plan Limits. Subject to adjustment and the applicable Common Share counting provisions as described in the 2018 Plan, the maximum number of Common Shares available for awards under the 2018 Plan is 2,500,000 Common Shares. This Common Share pool will be reduced by one Common Share for every one Common Share subject to an award granted under the 2018 Plan, subject to the Common Share counting provisions of the 2018 Plan. The Common Shares available under the 2018 Plan will be authorized and unissued Common Shares, Common Shares purchased in the open market or otherwise, Common Shares in treasury, or any combination thereof. Unless otherwise determined by the Compensation Committee, awards that are designed to operate in tandem with other awards will not count against the maximum number of Common Shares available under the 2018 Plan in order to avoid double counting.

In addition, the 2018 Plan provides that, subject to adjustment as described in the 2018 Plan:

•
the maximum number of Common Shares that may be issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed the total Common Share pool for the 2018 Plan as described above; and

•
in no event will any non-employee director in any calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any equity awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Allowances for Conversion Awards and Assumed Plans. Common Shares issued or transferred under awards granted under the 2018 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with CTS or any of its subsidiaries will not count against (or be added to) the aggregate Common Share limit or other 2018 Plan limits described above. Additionally, shares available under certain plans that CTS or its subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2018 Plan, under circumstances further described in the 2018 Plan, but will not count against (or be added to) the aggregate Common Share limit or other 2018 Plan limits described above.

Limited Share Recycling Provisions. Subject to certain exceptions described in the 2018 Plan, if any Common Shares subject to an award granted under the 2018 Plan are forfeited, or if any award granted under the 2018 Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), or is unearned (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available for awards under the 2018 Plan. The following Common Shares will not be added (or added back, as applicable) to the aggregate

Common Share limit under the 2018 Plan: (1) Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option or SAR granted under the 2018 Plan, (2) Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding, and (3) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2018 Plan. Further, all Common Shares covered by SARs that are exercised and settled in Common Shares, whether or not all Common Shares covered by the SARs are actually issued to the Participant upon exercise, will be counted against the aggregate number of Common Shares available under the 2018 Plan. If a Participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the 2018 Plan.

No Repricing Without Shareholder Approval. Except in connection with certain corporate transactions or events as described in the 2018 Plan, the repricing of options and SARs is prohibited without shareholder approval under the 2018 Plan.

Change in Control Definition. The 2018 Plan includes a definition of “Change in Control,” which definition is set forth below.

Other Feature. The 2018 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2018 Plan, no stock options or SARs will be granted with an exercise price less than the fair market value of a Common Share on the date of grant.

Summary of Other Material Terms of the 2018 Plan

Eligibility. The Compensation Committee will designate those employees of CTS and its affiliates and the non-employee Board members who will participate in and receive awards under the 2018 Plan. The number of persons eligible to participate in the 2018 Plan is currently estimated to be approximately 100 such employees and 5 non-employee Board members.

Awards. The following types of awards may be granted under the 2018 Plan (which awards may be in lieu of other amounts owed to a Participant), subject to such terms as the Compensation Committee may prescribe in an award agreement consistent with the 2018 Plan:

•
Stock Options: Stock options represent rights to purchase Common Shares at a specified exercise price. The exercise price of stock options granted under the 2018 Plan may not be less than the fair market value of a common share on the date of grant, unless such grant is in substitution or assumption of another stock option in accordance with plan terms. Options may take the form of incentive stock options or nonqualified stock options, but incentive stock options may only be granted to employees under Section 3401(c) of the Internal Revenue Code of 1986, as amended (the “Code”). Options may not have a term of more than 10 years, and may not provide for any dividends or dividend equivalents.

•
SARs: SARs represent rights to receive the difference between the fair market value of a Common Share on the date of exercise and the exercise price, payable in cash or Common Shares. The exercise price of SARs granted under the 2018 plan may not be less than the fair market value of a common share on the date of grant, unless such grant is in substitution or assumption of another SAR in accordance with plan terms. SARs may not have a term of more than 10 years and may not provide for any dividends or dividend equivalents.

•
Restricted Stock: Restricted stock represents Common Shares subject to certain terms and restrictions and the risk of forfeiture. Any dividends or other distributions on Restricted Stock (but only to the extent such award itself provides for dividends or other distributions thereon) will be deferred until and paid contingent upon the earning or vesting of the underlying award.

•
Restricted Stock Units: RSUs represent the right to receive Common Shares or an amount equal to the fair market value of such Common Shares, payable in cash or Common Shares, subject to certain restrictions and/or the risk of forfeiture. Any dividends or other distributions on RSUs (but only to the extent such award itself provides for dividends or other distributions thereon) will be deferred until and paid contingent upon the earning or vesting of the underlying award.

•
Performance Shares: Performance shares represent an award, denominated in Common Shares, which is earned during a specified performance period subject to the attainment of one or more performance measures. Any dividends or other distributions on performance shares (but only to the extent such award itself provides for dividends or other distributions thereon) will be deferred until and paid contingent upon the earning or vesting of the underlying award.

•
Performance Units: Performance units represent an award, denominated in currency-valued units, which is earned during a specified performance period subject to the attainment of one or more performance measures. Any dividends or other distributions on performance units (but only to the extent such award itself provides for dividends or other distributions thereon) will be deferred until and paid contingent upon the earning or vesting of the underlying award.

•	Cash Incentive Awards: Cash incentive awards are cash awards that are earned during a specified performance period subject to the attainment of one or more performance criteria.

•
Other Stock Awards: Other stock awards are awards of Common Shares or other awards based in whole or in part on the value of a Common Share (such as dividend equivalents) or related to Common Shares, payable in Common Shares, cash, other securities, or other property. Any dividends or other distributions on other stock awards (but only to the extent such award itself provides for dividends or other distributions thereon) will be deferred until and paid contingent upon the earning or vesting of the underlying award.

Performance Measures. Under the 2018 Plan, the Compensation Committee may utilize performance objectives determined by the Compensation Committee for Participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Compensation Committee, stock options, SARs, restricted stock, RSUs or other stock awards.

Adjustments. In the event of any corporate transaction (as described in the 2018 Plan) or event having a similar effect, the Compensation Committee will make or provide for such adjustments in the number and kind of shares available for awards under the 2018 Plan and any 2018 Plan limits, the number and kind of shares covered by outstanding awards, the exercise price for outstanding awards, and other award terms, as the Compensation Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants or the benefits intended to be made available under the 2018 Plan. In the case of any stock split, including a stock split effected by means of a stock dividend, or of any other dividend paid in CTS Common Shares, the adjustments will be made automatically without the necessity of Compensation Committee action, on the customary arithmetical basis. Any fractional Common Share resulting from such an adjustment will be disregarded except as may be required for compliance with Section 409A of the Code. Also, in the event of any such transaction or event or in the event of a Change in Control, the Compensation Committee may provide in substitution for any or all outstanding awards under the 2018 Plan such alternative consideration (including cash) as it may determine to be equitable and may require the surrender of all or part of any award to be replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Compensation Committee may choose to cancel such award without any payment to the person holding such award.

Change in Control. Award agreements may provide for the treatment of awards upon certain corporate transactions or events, including a Change in Control. For purposes of the 2018 Plan, except as the Compensation Committee may otherwise provide for in an award agreement, a “Change in Control” will generally be deemed to have occurred upon the occurrence of any of the following events: (1) certain acquisitions of beneficial ownership of 25% or more of the combined voting power of CTS securities entitled to vote to elect CTS directors, subject to certain exceptions described in the 2018 Plan; (2) a turn-over of a majority of CTS’ incumbent Board serving on the effective date of the 2018 Plan, subject to certain exceptions described in the 2018 Plan; (3) the consummation of certain corporate transactions (such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of CTS), unless certain qualifying criteria are met, as described in the 2018 Plan; or (4) CTS’ shareholders approve a complete liquidation or dissolution of CTS, subject to certain exceptions described in the 2018 Plan.

Withholding. The Compensation Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that CTS is required by law or regulation of any governmental authority, whether federal, state, local, domestic, foreign or other, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an award (or other events regarding an award). In no event will the fair market value of Common Shares to be withheld to satisfy applicable withholding taxes in connection with a benefit exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, (2) such additional withholding amount is authorized by the Compensation Committee, and (3) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction.

Other Provisions.

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The 2018 Plan shall not be construed to give a Participant the right to continue as an employee or director of CTS and a Participant will not have any rights as a shareholder unless and until Common Shares are actually issued.

•
Any rights under the 2018 Plan are not assignable by a Participant except by will or by the applicable laws of descent and distribution, unless otherwise determined by the Compensation Committee. In no event will any award granted under the 2018 Plan be transferred for value.

•
Subject to the approval of the Board where required, the Compensation Committee may amend or terminate the 2018 Plan in whole or in part; provided that no amendment or termination may be made without shareholder approval that would materially increase the maximum number of Common Shares that may be issued under the 2018 Plan (except for adjustments permitted under the 2018 Plan), materially change the class of eligible Participants, permit the repricing of outstanding options or SARs (other than as provided for in the 2018 Plan) or otherwise require shareholder approval. Except for adjustments permitted under the 2018 Plan, no amendment of an award by the Compensation Committee (as permitted under the 2018 Plan) may materially impair any right of a Participant under an award without that Participant’s consent, except as necessary to comply with changes in law or accounting rules applicable to CTS.

•	The Compensation Committee may adopt, amend, or terminate arrangements to make tax or other benefits available to Participants subject to laws of a foreign jurisdiction or to conform with such laws.

•	The 2018 Plan shall be governed by the laws of the State of Indiana, without regard to its conflict of laws principles.

•	CTS reserves the right to make certain amendments to the 2018 Plan related to compliance with Section 409A of the Code.

•	The 2018 Plan provides that award agreements may contain an award “clawback” feature or reference a clawback policy or provisions.

Effective Date and Termination. The 2018 Plan is expected to become effective as of May 17, 2018, subject to shareholder approval. Unless earlier terminated, the 2018 Plan will expire on May 16, 2028.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2018 Plan because the grant and actual pay-out of awards under the 2018 Plan are subject to the discretion of the plan administrator.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2018 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2018 Plan Participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Nonqualified Stock Options. In general: (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the Common Shares and the fair market value of the Common Shares, if unrestricted, on the date of exercise; and (3) at the time of sale of Common Shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the Common Shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the Common Shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If Common Shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such Common Shares is made by such optionee within two years after the date of grant or within one year after the transfer of such Common Shares to the optionee, then upon sale of such Common Shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such Common Shares at the time of exercise (or, if less, the amount realized on the disposition of such Common Shares if a sale or exchange) over the exercise price paid for such Common Shares. Any further gain (or loss) realized by the Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a Participant in connection with the grant of a SAR. When the SAR is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the Common Shares will have taxable ordinary income on the date of transfer of the Common Shares equal to the excess of the fair market value of such Common Shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such Common Shares are transferred to the Participant under the award (reduced by any amount paid by the Participant for such RSUs), and the capital gains/loss holding period for such Common Shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Other Stock Awards. No income generally will be recognized upon the grant of other stock awards. Upon payment of other awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Cash Incentive Awards. Upon payment in respect of the earning of cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received.

The following table provides information about shares of CTS common stock that could be issued under all of CTS’ equity compensation plans as of December 31, 2017:

Plan Category	(a) Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	970,114	$18.37	303,020
Equity compensation plans not approved by security holders (2)	9,620	—	—
Total	979,734	—	303,020

(1)
The first and total rows of this column include 661,032 restricted stock units representing service-based and performance-based awards assuming achievement at target, which are settled in CTS common stock. Achievement of the maximum performance-based awards would total 1,200,750 shares of CTS common stock as settlement. Restricted stock units have no bearing on the weighted-average exercise price in column (b).

(2)
In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Prior to December 1, 2004, CTS annually credited an account for each non-employee director with 800 CTS common stock units. CTS also annually credited each deferred stock account with an additional number of CTS common stock units representing the amount of dividends which would have been paid on an equivalent number of shares of CTS common stock for each quarter during the preceding calendar year. As of December 1, 2004, this plan was amended to preclude crediting any additional CTS common stock units under the plan. Upon retirement, a participating non-employee director is entitled to receive one share of CTS common stock for each CTS common stock unit in his deferred stock account.

Tax Consequences to CTS

To the extent that a Participant recognizes ordinary income in the circumstances described above, CTS or the subsidiary for which the Participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

CTS intends to file a Registration Statement on Form S-8 relating to the Common Shares under the 2018 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2018 Plan by CTS’ shareholders.

Your Board recommends a vote FOR ratification of the 2018 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires CTS’ directors, executive officers, and certain persons who own more than 10% of the outstanding shares of CTS common stock to file with the Securities and Exchange Commission ("SEC") and the NYSE initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and holders of at least 10% of the outstanding shares of CTS securities are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner, or subsequently amended, for the year ended December 31, 2017.
COMMITTEES OF THE BOARD OF DIRECTORS
Directors are assigned to committees by the full Board each year following their election at the Annual Meeting.
Compensation Committee
The Compensation Committee is a standing committee of the Board. Directors Collawn, Catlow, Hunter and Murphy are the current members of the Compensation Committee. Ms. Collawn is the Chairman of the Compensation Committee. Mr. Catlow will retire immediately following the 2018 Annual Meeting. Each member of the Compensation Committee is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines.

The Compensation Committee held three meetings in 2017. A copy of the Compensation Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/CC.pdf.

The Compensation Committee establishes executive compensation policies and reviews and approves senior executive compensation. The Chief Executive Officer recommends the form and level of compensation for each named executive officer other than himself to the Compensation Committee. The Compensation Committee reviews and approves corporate goals and objectives relevant to the named executive officer's, including the Chief Executive Officer’s, compensation, evaluates the Chief Executive Officer’s performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer’s compensation. The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer. The Compensation Committee also administers the CTS Corporation 2014 Performance and Incentive Compensation Plan, and the annual equity and non‑equity performance programs. In addition, the Compensation Committee reviews director compensation annually and makes recommendations regarding director compensation to the Board for approval. The Compensation Committee also conducts an annual evaluation of its own performance.

The Compensation Committee may, from time‑to‑time, direct senior functionaries of the Company’s human resources department to research specific issues and make recommendations to the Compensation Committee. In addition, for 2017, the Compensation Committee engaged Compensation Strategies, Inc. as its compensation consultant. The Compensation Committee has assessed the independence of Compensation Strategies, as required under stock exchange listing requirements. The Compensation Committee has also considered and assessed all relevant factors, including those required by the SEC, that could give rise to a potential conflict of interest with respect to Compensation Strategies during 2017. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work performed by Compensation Strategies.

Compensation Committee Interlocks and Insider Participation. Directors Collawn, Catlow, Hunter and Murphy were appointed to the Compensation Committee following their election to the Board at CTS’ 2017 Annual Meeting of Shareholders. During 2017, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Nominating and Governance Committee
The Nominating and Governance Committee is a standing committee of the Board. Directors Murphy, Collawn and Johnson are the current members of the Nominating and Governance Committee. Ms. Murphy is the Chairman of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines.

The Nominating and Governance Committee held two meetings in 2017. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/NGCC.pdf.

The Nominating and Governance Committee reviews and makes recommendations to the Board concerning committee assignments and director nominees for election at the Annual Meeting. The Nominating and Governance Committee reviews and makes recommendations to the full Board regarding CTS officers for election and succession, including succession planning for the Chief Executive Officer. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for the approval of the Board and makes recommendations on matters of corporate governance. The Nominating and Governance Committee considers potential director nominees identified by management and by non-management directors and oversees director recruiting efforts. CTS’ Bylaws describe the process for nominating a candidate for election to the Board at the Annual Meeting. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director nominees submitted by shareholders. CTS did not receive any shareholder director nominees for election at the 2018 Annual Meeting. At this time, the Board does not believe a formal policy regarding shareholder director nominees is necessary since CTS’ Bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board as a whole. This review includes an assessment of whether each non‑management director qualifies as independent and an assessment of the diversity, age, skills, and experience of the directors in the context of the needs of the Board. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating and Governance Committee seeks a diverse selection of candidates who possess the experience necessary to make a valuable contribution to the Board. The Board construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, and national origin. The Board does not have a formal diversity policy, but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Board believes that its efforts to foster a diverse board have been effective; while all directors are skilled in business, a variety of points of view, educational backgrounds, and experiences are represented on the Board. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates.

Audit Committee
The Audit Committee is a standing committee of the Board. Directors Johnson, Catlow and Hunter are the current members of the Audit Committee. Mr. Johnson is the Chairman of the Audit Committee. As a result of Mr. Catlow's retirement, the Nominating and Governance Committee has recommended, and the Board has nominated, Mr. Zulueta to serve on the Audit Committee following Mr. Catlow's retirement and Mr. Zulueta’s election at the 2018 Annual Meeting. Each member of the Audit Committee is financially literate and meets the independence standards applicable to audit committee members under the NYSE Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. The Board has determined that Mr. Johnson and Mr. Hunter each qualifies as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S‑K.

The Audit Committee held eight meetings in 2017. A copy of the Audit Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/ACC.pdf.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and non‑audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, and recommendations of the independent auditor and the internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management CTS’ financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews CTS’ compliance with public‑company regulatory requirements and with the CTS Code of Ethics.

Technology and Transactions Committee
The Technology and Transactions Committee reviews and makes recommendations to management regarding CTS’ technology strategy, new product development programs, and performance in the context of targeted market segments and strategic goals, as well as the Company’s organic development of technology and opportunities to acquire technology directly or through business acquisition or combination transactions. The Technology and Transactions Committee also reviews, on a preliminary basis, possible acquisitions, divestitures or other transactions identified by management for possible consideration by the full board, assesses existing and future trends and threats in technology that may impact the Company’s strategy, and reports activities of the Committee to the full Board.

Directors Hunter, Catlow, O’Sullivan and Profusek are the current members of the Technology and Transactions Committee with Mr. Hunter as the Chairman. Mr. Catlow will retire immediately following the 2018 Annual Meeting.

The Technology and Transactions Committee held two meetings in 2017. A copy of the Technology and Transactions Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/TTC.pdf.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
Attendance
During 2017, the Board held four meetings and took action by unanimous written consent twice. In 2017, all of the directors attended at least 75% of the regular meetings of the Board and the standing committees of which they were then members, either in person or by phone. It is the policy of the Board that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re‑election at the 2017 Annual Meeting of Shareholders attended that meeting.

Director Independence
The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

•	Is not an employee of CTS and has not been an employee of CTS for at least five years;

•	Is not an affiliate of CTS other than in the capacity as a director, and has not been an affiliate of CTS for at least five years;

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Is not an employee or affiliate of CTS’ present auditing firm or an auditing firm retained by CTS within the past five years and has not been an employee or affiliate of such a firm for at least five years;

•
Is not an employee of a company on whose board an executive of CTS presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

•
Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of CTS’ consolidated gross revenues, and has not been an employee of such a company for at least five years;

•
Is not an employee of any company which made payments to or received payments from CTS which exceeded 2% or $1 million, whichever is greater, of that company’s consolidated gross revenues, and has not been an employee of such a company for at least five years;

•	Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

•	Does not presently receive any direct or material indirect compensation from CTS other than compensation attributable to the director’s service as a member of the Board and its committees;

•
Has not received more than $10,000 per year in direct compensation from CTS during the past five years, excluding compensation attributable to the director’s service as a member of the Board and its committees;

•
Does not have any other relationship with CTS or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director’s ability to exercise his independent judgment as a director; and

•	Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

For purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, the Board has determined that CTS’ purchase of regulated electric and gas service from a utility company does not constitute a material relationship.
Additionally, for purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S‑K shall be deemed categorically immaterial. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/CGG.pdf.
The Board has determined that each non‑management director is or was an independent director and has or had no material relationship with CTS, apart from his or her service as a director. The Board made this determination by reference to the definition of an independent director contained in the NYSE Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines, as described above. As a result, the Board concluded that Walter S. Catlow, Patricia K. Collawn, Gordon Hunter, William S. Johnson, Diana M. Murphy, Robert A. Profusek and Alfonso G. Zulueta are each independent directors.

CTS does not have a specific written policy regarding transactions with related persons. However, CTS does have written policies and procedures regarding conflicts of interest. The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any transaction that might be construed to disqualify a director as independent (including any transactions that are required to be reported under Item 404(a) of Regulation S-K) and, if appropriate, make a recommendation that the Board approve such transaction. The Board would then review and, if appropriate, approve such transaction. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflict of interest and recommend appropriate action to the Board.

Meetings of Non‑Management Directors
It is the policy of the Board to hold an independent session excluding management directors at each regular scheduled Board meeting. In 2017, an independent session was held at each regular Board meeting. The Lead Independent Director of the Board presides over the independent sessions.
Board Leadership Structure
CTS does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non‑management director. In the recent past, the Board has been structured with an independent or non‑management director as Chairman and alternatively structured with a combined Chairman/Chief Executive or Executive Chairman and Chief Executive Officer. Currently, Mr. O’Sullivan serves as Chairman of the Board, President and Chief Executive Officer and Mr. Profusek serves as Lead Director. Mr. O’Sullivan is the only CTS director who is not independent. He does not receive any additional compensation for his service on the Board.

The Lead Independent Director is the leader of the independent directors, and leads all sessions of independent directors, which normally occur at the end of each Board meeting. A full description of his duties is as follows:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Approve meeting agendas and schedules for the Board;

•	Review key strategic initiatives presented to the Board;

•
Serve as a liaison between the Chairman and the independent directors. To that end, ensure personal availability for consultation and communication with independent directors and with the Chief Executive Officer, as appropriate;

•	Call special meetings of the independent directors, as the Lead Independent Director may deem to be appropriate;

•
Be available, at the request of major shareholders, for consultation and direct communication. Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, consulting on such with the Chief Executive Officer or other directors as the Lead Independent Director may deem appropriate;

•	Act as a sounding board for the Chief Executive Officer and/or independent directors with respect to strategies, plans, organization, relationships, accountabilities, and other issues;

•	Between regularly scheduled Board meetings discuss with the Chief Executive Officer key corporate risks and current issues and plans for presentations on such to the full Board or its committees;

•	Lead the independent directors in appraising the Chief Executive Officer’s performance at least annually; and

•	Lead the directors in appraising the Board’s performance at least annually.
The General Counsel and Corporate Secretary’s Office provides support to the Lead Independent Director in fulfilling his role. The Lead Independent Director receives an annual retainer of $20,000, in addition to his ordinary director compensation, for the additional services the Lead Independent Director provides. The Board has established this leadership structure because the Board believes it is effective, efficient, appropriate to CTS’ size and complexity, and represents a cost‑effective allocation of responsibilities.
Contrasting with the cost and efficiency benefits is the desire to ensure that control over both management and corporate governance is not overly invested in one person. The Board is confident that, as currently constituted, it will provide ample counterbalance to a combined Chairman and Chief Executive Officer and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial business and business‑related experience. Additionally, most have served on the Board for a number of years. As discussed above, the independent directors meet in separate session excluding management at each regular meeting of the Board. Further, any director has the right to submit items to be heard at any Board meeting. Lastly, the independent directors outnumber the one non‑independent director, the combined Chairman and Chief Executive Officer, by a large supermajority.
Board of Directors’ Role in Risk Oversight
As a part of its oversight function, the Board monitors how management operates the Company. Risk is an important part of deliberations at the Board and committee levels throughout the year. Committees consider risks associated with their particular areas of responsibility. For example, the Audit Committee evaluates risk associated with accounting, financial reporting, and legal compliance as it reviews those functions, and the Compensation Committee considers compensation‑related risks and risk mitigation when it sets compensation levels and structures compensation policies. In addition, as a whole the Board considers risks affecting the Company. To that end, the Board conducts periodic reviews of corporate risk management policies and procedures and annually reviews risk assessments prepared by management as a part of CTS’ enterprise risk management process. The enterprise risk management process evaluates CTS’ major risk exposures and the steps management has taken to monitor and mitigate these exposures. Therefore, the Board and its committees consider, among other items, the relevant risks to CTS when granting authority to management and approving business strategies. The Board has utilized this risk management structure for a number of years. Although the Board retains the right to make changes in risk oversight responsibilities from time‑to‑time, the Board anticipates that the risk management responsibilities will continue in a substantially similar manner as described above, whether or not the Board’s leadership structure changes.

Director Education
The CTS Corporation Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance at least annually.
Stock Ownership Guidelines for Executives and Directors
The Board has adopted stock ownership guidelines that apply to non‑employee directors and executives in order to increase the alignment of their interests with those of shareholders and promote enduring shareholder value. Specifically, our

Chief Executive Officer is required to hold a number of share units equal to five times (5x) his base salary, our directors are required to hold a number of share units equal to five times (5x) their annual base cash retainer, and named executive officers (as that term is defined by the Securities and Exchange Commission) other than the Chief Executive Officer are required to hold a number of share units equal to three times (3x) their base salaries. Until such time as a named executive officer or Chief Executive Officer has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her, net of amounts required to pay taxes and exercise prices. Thereafter, the named executive officer or Chief Executive Officer is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by CTS subsequent to the date on which the applicable share ownership guideline is attained, net of amounts required to pay taxes and exercise prices. Similar to the named executive officers and Chief Executive Officer, until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her. Thereafter, he or she is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by CTS subsequent to the date on which the applicable share ownership guideline level is attained; provided, however, that this requirement will terminate upon retirement. The guidelines require that each director, Chief Executive Officer and named executive officer attain the applicable share unit ownership within six years of his or her initial election or appointment.

As part of CTS’ commitment to paying for performance and to ensuring that the interests of executives are aligned with those of shareholders, CTS also requires that vice presidents (other than named executive officers) reporting to the Chief Executive Officer hold share units with a value equal to one times (1.0x) annual base salary. This share ownership guideline level will be recalculated whenever the vice president receives an increase in base salary. Until such time as the vice president has attained this share ownership guideline, he or she is expected to retain 50% of the share units awarded to him or her, net of amounts required to pay taxes and exercise prices. Prior to any sale of shares, the vice president must consult with the Chief Executive Officer and General Counsel.

The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/SOG.pdf.

Director Resignation Policy
The Board of Directors has adopted a director resignation policy, which designates the circumstances under which a director must offer his or her resignation to the Board. Directors are expected to offer to resign from the Board when they change employment or when the major responsibilities they held when they joined the Board change. Such director may not necessarily leave the Board, but this policy provides an opportunity for the Board to review the appropriateness of his or her continued service.
Additionally, any nominee for director in an uncontested election as to whom a majority of the shares of the Company that are outstanding and entitled to vote in such election are designated to be “withheld” from or are voted “against” his or her election shall immediately tender his or her resignation, and the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. The Board will evaluate the best interests of CTS and its shareholders and may consider any factors it deems relevant in deciding whether to accept a director’s resignation.
Finally, the Guidelines require that a director tender his or her resignation effective as of the next occurring Annual Meeting of Shareholders after the date on which he or she reaches the age of 75. The Nominating and Governance Committee may recommend to the full Board that an exception be made to this policy. The Board will evaluate the best interests of CTS and its shareholders and may consider any factors it deems relevant in deciding whether to accept a director's resignation.
Code of Ethics
CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non‑employee directors. The Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the Code of Ethics may be obtained free of charge from the Corporate Secretary upon request or from CTS’ website at http://www.ctscorp.com/wp-content/uploads/CE.pdf.

Communications to Directors
Shareholders and other interested parties may address written communications to individual directors, including non‑management directors, or to the Board, by writing to the Corporate Secretary at CTS’ executive offices located at 4925 Indiana Avenue, Lisle, Illinois 60532. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Corporate Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Corporate Secretary has authority to disregard any communication that is primarily an advertisement or solicitation or is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non‑management director upon request.

STOCK OWNERSHIP INFORMATION
Five Percent Owners of CTS Common Stock
The table below lists information about the persons known by CTS to beneficially own at least 5% of the outstanding shares of CTS common stock as of December 31, 2017, unless a different date is indicated below. There were 32,938,466 shares of CTS common stock issued and outstanding as of December 31, 2017. Except as otherwise noted below, the information below is derived solely from the most recent Schedules 13F or 13G, and amendments thereto, filed with the Securities and Exchange Commission.

NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF CLASS

BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10022	4,175,414	12.7%

GAMCO Investors, Inc.(2) One Corporate Center Rye, New York 10580	3,080,355	9.4%

Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, Texas 78746	2,723,993	8.3%

Wellington Management Group LLP(4) 280 Congress Street Boston, Massachusetts 02210	2,535,671	7.7%

The Vanguard Group(5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,848,998	5.6%

Janus Henderson Group plc(6) 201 Bishopsgate EC2M 3AE, London, United Kingdom	1,755,175	5.3%

(1)
As reported on Schedule 13G filed on January 19, 2018, BlackRock, Inc., a parent holding company, has sole voting power with respect to 4,111,040 shares and sole dispositive power with respect to 4,175,414 shares.

(2)
As reported on Schedule 13F filed on February 2, 2018, GAMCO Investors, Inc., Gabelli Funds, LLC and their affiliates have sole voting and dispositive power with respect to 3,080,355 shares. The Reporting Persons beneficially own those shares as follows: GAMCO Investors, Inc. had sole voting and sole dispositive power with respect to 2,314,355; and Gabelli Funds LLC has sole voting and dispositive power with respect to 766,000 shares.

(3)
As reported on Schedule 13G filed on February 9, 2018, Dimensional Fund Advisors LP has sole voting power with respect to 2,666,642 and sole dispositive power with respect to 2,723,993 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares, which are owned by funds for which it acts as investment manager.

(4)
As reported on Schedule 13G filed on February 8, 2018, Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP have shared voting power with respect to 2,024,421 shares and shared dispositive and voting power with respect to 2,535,671 shares. Wellington Management Company LLP has shared voting power with respect to 2,011,001 shares and shared dispositive power with respect to 2,522,251 shares.

(5)
As reported on Schedule 13G filed on February 8, 2018, The Vanguard Group has sole voting power with respect to 36,674 shares; shared voting power with respect to 8,433 shares; sole dispositive power with respect to 1,807,358 shares; and shared dispositive power with respect to 41,640 shares.

(6)
As reported on Schedule 13G filed on February 13, 2018, Janus Henderson Group plc has shared voting and dispositive power with respect to 1,755,175 shares. Janus Henderson Group plc also reported that it did not have the right to receive any dividends from, or the proceeds from the sale of, the shares and disclaims any ownership associated with such rights.

Directors’ and Officers’ Stock Ownership
The following table shows the number of shares of CTS common stock each named executive officer and director, beneficially owned as of March 19, 2018, including shares of CTS common stock covered by stock options exercisable within 60 days of March 19, 2018. Please note that, as reported in this table, beneficial ownership includes those shares of CTS common stock a director or officer has the power to vote or transfer, as well as shares of CTS common stock owned by immediate family members that reside in the same household with the director or officer.

Name	Beneficially Owned Shares(1)	Options Exercisable within 60 days	Shares Held in 401(k)	Directors’ Deferred Common Stock Units(2)	Total(3)	% of Shares Outstanding
Ashish Agrawal	38,394	—	—	0	38,394	*
Walter S. Catlow	66,539	—	—	4,098	70,637	*
Patricia K. Collawn	71,420	—	—	800	72,220	*
Gordon Hunter	39,700	—	—	0	39,700	*
William S. Johnson	19,500	—	—	0	19,500	*
Luis F. Machado	8,839	—	—	0	8,839	*
Diana Murphy	42,700	—	—	0	42,700	*
Kieran O’Sullivan	242,128	—	—	0	242,128	*
Robert A. Profusek(4)	74,542	—	—	4,722	79,264	*
All Current Directors and Officers as a Group(5)	603,762	—	—	9,620	613,382	1.86%

*	Represents less than 1% of the outstanding shares of CTS common stock

(1)	Includes shares of CTS common stock which will vest within 60 days of March 19, 2018.

(2)	Includes Restricted Stock Units that are distributable upon the director’s separation from service and convert on a one‑to‑one basis to shares of CTS common stock upon distribution.

(3)	No director or executive officer has pledged his or her shares of CTS common stock.

(4)	Excludes 1,800 shares held by Mr. Profusek’s spouse. Mr. Profusek disclaims any beneficial interest with respect to these shares.

(5)	Mr. Zulueta had not yet been appointed a director as of March 19, 2018.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides details about CTS’ compensation practices for its named executive officers. The information provided in this section should be read together with the tables and narratives that accompany the information presented.
The following executives are CTS’ named executive officers for 2017, as that term is defined by the Securities and Exchange Commission:

•	Mr. Kieran O’Sullivan, Chairman, President and Chief Executive Officer;

•	Mr. Ashish Agrawal, Vice President and Chief Financial Officer; and

•	Mr. Luis F. Machado, Vice President, General Counsel and Secretary.

Executive Summary
CTS’ executive compensation program is designed to attract, retain, and motivate high‑quality executive talent, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of our shareholders. Our executive compensation structure consists of base salary, annual cash incentives, performance‑based equity compensation, service‑based equity compensation, health and welfare benefits, limited perquisites, and retirement benefits. Our named executive officers are required to comply with various good governance policies, such as CTS’ stock ownership guidelines, insider trading restrictions, and an anti‑hedging/pledging policy. Additionally, various compensation elements contain “clawback” features, which permit CTS to recoup compensation paid for improperly earned incentives. CTS believes that our executive compensation program provides the best means of attracting, retaining, and motivating executives with the skills and experience necessary to achieve our business goals and maximize shareholder value. CTS has remained committed to its fundamental compensation structure and philosophy over a period of many years, including recent periods of economic volatility.

Recent Governance Activity. Our Board has adopted a policy, and our shareholders recommended by a vote of 77.38% in 2017, that we hold “Say‑on‑Pay” votes every year. At our 2017 annual meeting of shareholders, we received approximately 96.75% approval, based on the total votes cast, for our advisory “Say‑on‑Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee believes the voting results demonstrate significant continuing support for our overall executive pay program. After reviewing the 2017 Say‑on‑Pay vote results, the Committee decided to continue to apply the same general philosophy, compensation objectives and governing principles that it used in 2016 regarding named executive officer compensation decisions and policies. The Committee remains dedicated to aligning executive pay with Company performance both in the existing executive pay programs and the governance environment surrounding the overall program.
CTS maintains robust corporate governance policies. The Committee continues to implement the executive pay and corporate governance practices described in this proxy statement, which align CTS’ executive compensation program with best practices in the competitive market.
2017 Performance. We are making progress on profitable growth around products that sense, connect, and move. Sales grew 6.6% to $423 million in 2017. GAAP earnings per diluted share were $0.43 in 2017 compared to $1.03 in 2016. 2017 earnings included a $18.0 million one-time, non-cash charge related to the Tax Cuts and Jobs Act and a $13.4 million one-time, non-cash pension settlement charge. Adjusted earnings per diluted share were $1.23 in 2017, up 14% from 2016. Cash flow from operations was $58.0 million in 2017, up 23% from 2016.
Implications of 2017 Results for Compensation. For the 2017 Management Incentive Plan (or MIP), which is our annual performance‑based cash incentive plan, our named executive officers were each granted award opportunities weighted 60% on adjusted EPS performance goals, 30% on sales and 10% on controllable working capital as a percent of sales. CTS’ actual performance during 2017 is calculated and paid in 2018 and is included in 2017 compensation.
The Compensation Committee also continued the 2015‑2017 Performance Restricted Stock Unit Plan, which is a three‑year performance‑based equity award program operated under the CTS Corporation 2014 Performance and Incentive Compensation Plan. This program measures three‑year performance based on the following weighted criteria: 35% for achievement under a relative total shareholder return metric (or RTSR); 35% for achievement under a sales growth metric; and 30% for achievement under a free cash flow metric (calculated as operating cash flow less capital expenditures). As a result of the Company’s three-year performance based on these metrics, Mr. O’Sullivan received 38,950 and Mr. Agrawal received 11,400 restricted stock units in February of 2018. Mr. Machado did not participate in the program. Awards under the 2015-2017 Performance Restricted Stock Unit Plan were made in 2018 and were reported in the named executive officer’s compensation when granted in 2015.

In each of February 2016 and 2017, the Compensation Committee established a new three‑year performance‑based equity compensation program for the 2016‑2018 and 2017-2019 periods respectively. Each program is essentially the same as the 2015‑2017 program described above, with updated applicable performance metrics and the same relative weightings except that the Committee elected to use Operating Cash Flow rather than Free Cash Flow as one of the metrics. Grants made to named executive officers under each of these programs are reported in compensation at fair value in the year the grant is made.

The Compensation Committee and the Board believe that the skill and abilities of our named executive officers are essential to CTS’ performance and creation of long‑term shareholder value. CTS believes that its policies and practices, as presented by the Board’s compensation philosophy, enable CTS to attract, retain, and motivate high‑quality executive management and, where and when necessary, ensure smooth transitions during changes of leadership. We will continue to provide a compensation program that we believe is effective in attracting, retaining, and motivating high‑quality executives, serves shareholder interests, and is worthy of shareholder support.

Compensation Objectives
CTS designs its named executive officer compensation program to achieve three main objectives:

•	Offer Competitive Compensation. CTS seeks to provide a competitive level of compensation in order to attract, retain, and motivate highly qualified and talented executives;

•	Link Compensation to Performance. CTS seeks to optimize the performance of each executive by tying a substantial portion of compensation to achievement of financial and operational goals; and

•
Align Compensation with Shareholder Interests. CTS seeks to align the interests of its executives with shareholders by paying a significant portion of compensation in the form of equity that vests over time.

The various elements of total compensation further described below have been designed to address these three objectives. Additionally, the elements of total compensation are designed to reward the named executive officers for: (1) their core competencies, skills, experience and contributions to CTS (in the form of base salary, retirement benefits, health and welfare benefits and limited perquisites); (2) achievement of annual corporate financial goals (in the form of annual performance‑based cash incentives); and (3) achievement of long‑term financial objectives that are beneficial to CTS and its shareholders (in the form of performance‑based and service‑based equity awards). The first compensation element helps CTS offer competitive compensation, while the second and third compensation elements help CTS link compensation to performance and align compensation with shareholder interests. Decisions on specific elements of compensation do not generally affect the Committee’s decisions regarding the other elements of compensation except to the extent that these categories of compensation are structured to provide a substantial portion of total compensation that is based on performance and at‑risk each year.

Compensation Philosophy
CTS’ executive compensation philosophy is to initially target potential compensation for each named executive officer at approximately the fiftieth percentile of the compensation for similar positions at similarly situated companies based on market survey data provided by Compensation Strategies, the Compensation Committee’s independent compensation consultant (discussed in more detail below). This philosophy operates as only an initial, general guideline for CTS’ compensation decisions, however, rather than as a fixed rule or final determining factor. By initially targeting median compensation levels for its named executive officers, CTS believes it strikes the right balance between motivating named executive officers with market‑competitive factors and providing the compensation necessary to recruit and retain top executive talent.

Elements of Total Compensation	Purpose
● Base Salary ● Retirement Benefits ● Health and Welfare Benefits ● Limited Perquisites	●	Fixed cash and other customary compensation to attract and retain high‑quality executive talent.
● Annual Performance‑Based Cash Incentives	●	At‑risk, variable incentive compensation to promote the achievement of specific financial and operational performance objectives; and
	●	Attraction, retention, and motivation of high‑quality executive talent.
● Performance‑Based Equity Awards	●	At‑risk, variable incentive compensation to promote the achievement of specific goals;
	●	Align executives’ interests with shareholder interests; and
	●	Attraction, retention, and motivation of high‑quality executive talent.
● Service‑Based Equity Awards	●	Fixed equity awards for long‑term retention of executive talent; and
	●	Align executives’ interests with shareholder interests.
CTS does not use a specific formula for allocating total compensation between current and long‑term compensation or between cash and non‑cash compensation. The amount allocated to each element of compensation generally reflects allocation percentages in Compensation Strategies’ market survey data for comparable positions, based on the analysis described below. Additionally, relevant factors such as an executive’s specific level of experience, responsibilities, demonstrated performance, length of service with the Company, achievement of individual and corporate goals, risk, and retention considerations also may affect compensation structure for a particular named executive officer.
CTS endeavors to ensure that a substantial portion of total compensation for its named executive officers is based on performance and is at‑risk each year. In this way, CTS’ executive compensation programs provide named executive officers with strong incentives to maximize CTS’ performance, which ultimately enhances shareholder value. As a named executive officer takes on more responsibility, the Compensation Committee generally increases the percentage of his or her total compensation that is at‑risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at‑risk, variable elements of compensation. CTS believes that this practice is appropriate because CTS’ named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. In light of those facts, it is possible for CTS’ named executive officers to earn above‑market compensation in any year, but they may earn below‑market compensation as well, depending on individual and corporate performance for that year.
CTS believes that its compensation practices are prudent, and care is taken by the Compensation Committee to ensure that named executive officers are eligible to receive a reasonable amount of compensation in exchange for their services, so that they are properly incentivized to achieve CTS goals, and to ensure that compensation opportunities are structured to align named executive officers’ interests with those of our shareholders. These goals are achieved through application of a number of techniques, such as:

•	apportioning fixed pay versus incentive‑based compensation in an appropriate balance;

•	selecting appropriate and broad‑based performance metrics;

•	establishing reasonable performance thresholds;

•	capping performance‑based compensation awards at certain maximum levels;

•	requiring multiple‑year performance periods for certain performance‑based awards; and

•	vesting a significant portion of equity compensation over multiple‑year periods.

In this way, CTS believes that named executive officers will consider the impact of decisions in both the short‑term and long‑term and will exercise careful judgment, so that while attempting to enhance shareholder value they will not take actions that pose unnecessary risk to the overall long term well‑being of the Company. As a result, CTS has determined that, for the named executive officers and for all of its other employees, CTS’ compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on CTS.
The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid in the current year or future pay opportunities. Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total amount of compensation.
Role of Management in 2017 Named Executive Officer Compensation Decisions
It is CTS’ practice to conduct a competitive market analysis on executive compensation at least on a biannual basis. In 2016 (for the 2017 calendar year), Compensation Strategies was engaged as an independent consultant to the Compensation Committee to conduct a competitive review of executive compensation levels. Mr. O’Sullivan relied on this information, together with his assessment of the named executive officers’ performance and such other factors as he deemed appropriate, to assess executive compensation pay and practices.

Mr. O’Sullivan recommended a total compensation package to the Compensation Committee for each named executive officer other than himself. The goal was to provide recommendations to the Compensation Committee that initially aligned each named executive officer’s total compensation opportunity at approximately the fiftieth percentile of similarly situated executives. The compensation data reviewed was the most significant factor considered by Mr. O’Sullivan with respect to his 2017 compensation recommendations for the other named executive officers. This practice is consistent with CTS’ compensation philosophy: by using the median compensation as an initial guideline in setting total compensation, CTS should be able to attract, retain, and motivate highly qualified executives with the skills and experience necessary to lead the Company.

How Final 2017 Named Executive Officer Compensation was Determined
At its February 2017 meeting, the Compensation Committee reviewed the data provided by Compensation Strategies and considered the recommendations of Mr. O’Sullivan, ultimately deciding on a total compensation package for each of the named executive officers. As a part of this meeting, the Compensation Committee set targets for compensation opportunities that may be able to qualify as performance‑based awards under Section 162(m) of the Internal Revenue Code. For all named executive officers other than Mr. O’Sullivan, total compensation packages for the year were finalized when approved by the Compensation Committee. The Compensation Committee also reviewed information provided by Compensation Strategies to assess and recommended a total compensation package for Mr. O’Sullivan to the Board, which was discussed by the Board in Independent Session at its February 2017 meeting, and became final upon its ratification.

Overall Mix and Structure of 2017 Named Executive Officer Compensation
For 2017, the Compensation Committee considered the total compensation opportunities for each named executive officer and subjectively determined how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee did not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it broadly and subjectively considered factors consisting of each executive’s achievement of Company and individual goals, level of experience, responsibilities, demonstrated performance, length of service with the Company, risk, and retention considerations.

The Compensation Committee also considered market practices as reflected in the competitive review from Compensation Strategies to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engaged in discussions with the objective of ensuring that a substantial portion of each named executive officer’s total compensation was at‑risk and dependent on CTS’ financial performance. Care was taken to balance the incentives to drive performance in the short‑term versus the long‑term. In this way, CTS encouraged the named executive officers to vigorously pursue increased performance in 2017 while also discouraging excessive risks that might be beneficial in the short‑term, but harmful long-term. CTS believes that this aligns the interests of the named executive officers with those of the shareholders year‑over‑year, as well as over the long‑term.

Cash incentives and equity compensation opportunities generally increase across the named executive officer positions consistent with increasing responsibility. This structure generally means that the most senior named executive officers will have a higher percentage of their total compensation at‑risk and variable than the less senior named executive officers. As a result, the most senior named executive officers who had the greatest ability to drive CTS’ 2017 performance had the most to gain or lose based on corporate and individual performance in 2017.

In addition to cash and equity components, CTS offered its named executive officers retirement benefits, health and welfare benefits, and limited perquisites in 2017. The Company believes that offering named executive officers retirement benefits, health and welfare benefits, and a modest level of perquisites are standard practices in other companies, and that these compensation elements are expected components of overall compensation packages provided to CTS’ named executive officers.

Benchmarking for 2017
In February 2014, the Compensation Committee engaged Compensation Strategies to conduct a full evaluation of CTS’ peer group and to make a recommendation on modifications to the existing peer group. In November of that year, Compensation Strategies recommended a peer group consisting of 23 companies. These companies have comparable market capitalization and annual revenue and serve electronics‑related industries with an emphasis on those that supply the automotive industry. The Compensation Committee approved the new peer group for use in future compensation benchmarking activities as well as setting and measuring Company performance.

The peer group is comprised of the following 21 companies and remained in use for 2017 compensation:

AVX Corporation	Haynes International, Inc.	Methode Electronics, Inc.
Cabot Microelectronics Corporation	II-VI, Inc.	MTS Systems Corporation
Dorman Products, Inc.	KEMET Corporation	Rogers Corporation
Electro Scientific Industries, Inc.	Littelfuse, Inc.	Silicon Laboratories, Inc.
Fabrinet	Materion Corporation	Stoneridge, Inc.
Gentex Corporation	Maxwell Technologies, Inc.	Strattec Security Corporation
Gentherm Inc.	Mercury Systems, Inc.	Vishay Precision Group, Inc.
Elements of 2017 Named Executive Officer Compensation
Base Salary. Base salary is included as an element of total compensation to ensure that each named executive officer received a base level of cash compensation and is rewarded for his service to the Company. A sufficient base salary also helps to ensure that named executive officers do not become unduly focused on achievement of shorter‑term incentive awards that may be to the detriment of the overall long‑term health of CTS. For 2017, the Compensation Committee initially determined reasonable base salaries for the named executive officers by aligning base compensation for each named executive officer at approximately the fiftieth percentile of peer executives. The Compensation Committee also considered each named executive officer’s responsibilities, past performance, and time with the Company in setting his final base salary for 2017.
The base salaries for the named executive officers that were set in 2017 were as follows: Mr. O’Sullivan, $707,600; Mr. Agrawal, $340,900; and Mr. Machado, $310,000. Messrs. O’Sullivan, Agrawal and Machado received a 0%, 3.0% and a 9.2% increase, respectively, to move their base salaries closer to the fiftieth percentile of the market. The 2017 base salary levels described in this paragraph are not directly comparable to the amounts listed in the “Salary” column for 2017 in the 2017 Summary Compensation Table because they generally were implemented in April 2017.

Annual Performance‑Based Cash Incentive Plan. CTS believes that it is important to motivate its named executive officers to achieve, and to reward them for achieving annual corporate financial goals. Therefore, CTS places a substantial part of each named executive officer’s total compensation at‑risk by tying it directly to corporate performance. CTS used the annual MIP to focus CTS’ named executive officers on the most critical of its shorter‑term financial metrics for 2017. The MIP provides for annual cash payments to named executive officers based on CTS’ financial performance and achievement of individual goals. A named executive officer’s ultimate award is determined under a formula that provides for payment of zero to 200% of a target award based on CTS’ actual performance versus the established quantitative financial performance goals. In addition, the Compensation Committee reserves the right to adjust awards downward guided by the named executive officer’s actual performance versus individual goals. Awards under the MIP have been intended to potentially qualify as performance‑based compensation under Section 162(m) of the Internal Revenue Code. Under tax reform legislation, this qualified performance based exception to the Section 162(m) deductibility limit generally ceased to apply effective January 1, 2018, except that certain grandfathered arrangements in effect on November 2, 2017, may continue to qualify for the exception.
How MIP Target Award Opportunities and Performance Goals Were Set. In February 2017, the Compensation Committee established a target award opportunity and quantitative financial performance goals for each named executive officer. Target award opportunities were set as a percentage of base salary. In setting target award opportunities, the Compensation Committee took into consideration the median percentile target awards in the Compensation Strategies report described above, as well as internal parity. CTS’ practice to structure its named executive officers’ annual MIP compensation at approximately the fiftieth percentile is based on a philosophy that by using a median award, CTS is able to balance motivating the named executive officer with what it perceives as market‑competitive factors in being able to attract, retain, and motivate top executive talent.
The quantitative financial performance goals were based on CTS’ established business plan for 2017. Each year, the Board reviews a business plan prepared by members of management that includes projections for revenues, earnings, key balance sheet metrics, and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved investment plans, projected market demands, competition, improvement initiatives, global trends impacting business generally, and other factors. The Compensation Committee generally may use any of the metrics set out in the business plan and authorized under the 2014 Performance and Incentive Compensation Plan, to establish quantitative financial performance goals for the annual MIP.

In 2017, the Compensation Committee set quantitative financial performance goals for participants who are named executive officers using a two tiered approach with the initial target being an operating earnings threshold, followed by target for earnings per share adjusted for planned restructuring expenses as defined in the MIP, CTS’ annual sales, and controllable working capital as a percentage of sales where working capital is comprised of inventory, accounts receivable and accounts payable. CTS chose earnings per share as a metric because it is a direct measurement of overall corporate performance that takes into consideration market conditions and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers. CTS chose sales as a metric because it places an emphasis on CTS’ annual sales growth goals. Controllable working capital was chosen because it is an objective measure of the efficiency with which CTS manages its short‑term capital needs.

The Compensation Committee set the performance levels for these metrics and established a minimum performance level that had to be reached before MIP awards were paid. The MIP also includes a minimum threshold for EPS/Operating Earnings to achieve any award. Failure to reach the MIP’s threshold on this metric results in no payment for the entire award. In establishing minimum and maximum performance levels for particular financial performance goals, the Compensation Committee considered past and projected performance levels for both CTS and the named executive officers, external market conditions, presumptions for 2017, and desired overall share performance targets for 2017.

Determination of Actual Awards. Actual MIP award payments are based on a formula and can vary from zero to 200% of the target award opportunity based on achievement of the quantitative financial performance goals. If actual performance fails to meet the minimum or required threshold, the payout under the plan is zero. On the upside, payout increases linearly up to 200% as performance exceeds the threshold performance goals. One consequence of this cliff threshold and payout performance formula is that a named executive officer’s risk of receiving no award is greater than the named executive officer’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the Company from “better than plan” performance. Since payments are capped, a named executive officer cannot increase MIP awards beyond a fixed amount, counterbalancing the incentive to pursue outsized short‑term rewards at the expense of the long‑term health of the Company.
Likelihood of Executives Achieving MIP Goals. Management endeavored to establish a plan that demanded challenging, but achievable, results given expected business conditions. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past five years, payouts under the MIP based on corporate metrics averaged 109.4% of target.
How 2017 Awards Were Calculated. For CTS’ named executive officers, performance measurements were weighted 60% for the EPS objective, 30% on sales, and 10% on the controllable working capital as a percentage of sales objective. The target award for Mr. O’Sullivan was 100% of base salary. For Mr. Agrawal, the target award opportunity was 65% of base salary. For Mr. Machado, the target award opportunity was 55% of base salary. For this purpose, base salary is calculated as actual salary received during the calendar year. These target award opportunities were derived in part from the data obtained from the Compensation Strategies report and in part by the Compensation Committee’s judgment on internal equity of the positions, their relative value to CTS, and the desire to maintain a consistent annual target award incentive for named executive officers of CTS and the business units.

The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 50% performance level, to a 50% payout if threshold performance was achieved, to a 100% payout if target performance was achieved, to a 200% payout if the goals were met at or above the maximum performance level. For 2017, the threshold for the adjusted EPS metric was $1.08 and the maximum was $1.25. The threshold for the corporate controllable working capital metric was 12.3% with a maximum of 10.1%. The threshold for Company sales was $395 million with a maximum of $451 million.

	2017 Management Incentive Plan Performance Goals at Target					2017 Management Incentive Plan Performance Results
Executive	2017 Base Salary ($) (1)	2017 Annual Target Award (%)	Adjusted EPS ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	Sales/ Order Intake (000s) ($)	Adjusted EPS ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	Sales/ Order Intake (000s) ($)	2017 Annual Incentive Earned (%)	2017 Annual Incentive Earned ($)
Kieran O’Sullivan	707,600	100	1.17	11.2	412,000	1.22	11.7	422,993	144%	1,016,704
Ashish Agrawal	338,256	65	1.17	11.2	412,000	1.22	11.7	422,993	144%	318,409
Luis Machado	303,000	55	1.17	11.2	412,000	1.22	11.7	422,993	144%	244,980

(1)	Amounts shown reflect regular base earnings for the calendar year 2017, and will vary from the base salary referenced elsewhere in this report as result of effective date of increases.
Performance‑Based Equity Compensation. Performance‑based equity grants encourage strong financial performance while aligning executive compensation with shareholder interests. Under the terms of the performance‑based plans, named executive officers may earn restricted stock unit (“RSU”) awards based upon, and thus are rewarded for, achievement of financial objectives that CTS believes are beneficial to the Company and its shareholders or based upon CTS’ overall performance relative to peers over a longer term. Strong financial performance is encouraged since increasing levels of performance will result in increasing award payouts to the named executive officers. Evaluating performance by comparison to peers helps to ensure a true measure of performance under current market conditions. Settling awards in equity helps to ensure alignment of executive compensation with shareholder interests.
2015‑2017 Performance Restricted Stock Unit Plan. In February 2015, the Compensation Committee established a three‑year performance‑based equity compensation program called the 2015‑2017 Performance Restricted Stock Unit Plan. Depending upon CTS’ achievement of sales growth, free cash flow (comprised of operating cash flow less capital expenditures), and CTS’ RTSR compared to the peer group described below over a three‑year performance period (fiscal years 2015, 2016 and 2017), a named executive officer is eligible to earn an RSU award of zero to 200% of a target award opportunity established for his position. Awards are weighted 35% for achievement of the RTSR metric, 35% for achievement of the sales growth metric and 30% for achievement of the free cash flow metric. Messrs. O’Sullivan and Agrawal are the only named executive officers who are participants in the 2015‑2017 Performance Restricted Stock Unit Plan.

The awards were intended to potentially qualify as performance‑based compensation under Section 162(m) of the Internal Revenue Code. Performance will be measured after the end of the performance period, and awards for achievement of the performance goals will be granted in 2018 in the form of RSUs vesting immediately, subject to certification of 2017 fiscal year results by CTS’ independent auditors and will be included in 2018 compensation. Awards will be settled on the basis of one share of CTS common stock for each RSU on the settlement date. The plan permits the Compensation Committee to adjust awards, subject to the restrictions of Section 162(m) of the Internal Revenue Code, and contains recoupment features in the event of employee misconduct.

The Compensation Committee established a target award opportunity for each participating named executive officer in the form of a specific number of RSUs. The target RSU award opportunities for Messrs. O’Sullivan and Agrawal were 41,000 and 12,000 respectively.

The Compensation Committee selected RTSR, a comparison of the increase of CTS’ stock price against the stock price appreciation of the peer group described below (including aggregated dividends adjusted for stock splits over the period) as a performance goal because it is a meaningful measure of CTS’ overall relative performance in comparison to its peers. Three‑year sales growth was selected to reinforce senior management’s focus on increasing sales over the long‑term. Three‑year free cash flow was selected to focus management’s attention on operational efficiency. The Compensation Committee selected a three‑year performance measurement period to encourage sustained performance beneficial to shareholders over more than just an annual period.

The Compensation Committee also determined the various performance levels that had to be achieved in order to earn an RSU award. When measuring performance against peers, the RSU award drops to zero if performance falls below a threshold level of RTSR performance achievement. The award payout for exceptional RTSR performance is capped at 200% of target. After the minimum award threshold is achieved, awards are interpolated between award levels. The criteria to achieve various RSU award levels under the plan are shown in the table below.

Three‑Year Sales Growth (Weight 35%)	Award Level
Three‑Year Sales Growth less than 6.0%	0% (No Award)
Three‑Year Sales Growth greater than or equal to 6.0%, but less than 12%	50%‑99% of Target Award
Three‑Year Sales Growth greater than or equal to 12%, but less than 18%	100%‑149% of Target Award
Three‑Year Sales Growth greater than or equal to 18%, but less than 24%	150%‑199% of Target Award
Three‑Year Sales Growth greater than or equal to 24%	200% of Target Award

Three‑Year Free Cash Flow (Weight 30%)	Award Level
Three‑Year Free Cash Flow less than $60,000,000	0% (No Award)
Three‑Year Free Cash Flow ≥ $60,000,000, but less than $75,000,000	50%‑99% of Target Award
Three‑Year Free Cash Flow ≥ $75,000,000, but less than $90,000,000	100%‑149% of Target Award
Three‑Year Free Cash Flow ≥ $90,000,000, but less than $105,000,000	150%‑199% of Target Award
Three‑Year Free Cash Flow ≥ $105,000,000	200% of Target Award

Relative Total Stockholder Return (Weight 35%)	Award Level
RTSR < 30% of Peer Group	0% (No Award)
RTSR ≥ 30% of Peer Group but less than 50% of Peer Group	50%‑99% of Target Award
RTSR ≥ 50% of Peer Group but less than 70% of Peer Group	100%‑149% of Target Award
RTSR ≥ 70% of Peer Group but less than 90% of Peer Group	150%‑199% of Target Award
RTSR ≥ 90% of Peer Group	200% of Target Award

The Compensation Committee selected a peer group consisting of 23 companies whose performance will be compared to CTS’ performance over the three‑year performance period for RTSR measurement. A peer company may be removed from the list if delisted from its exchange for certain reasons not involving poor performance, including a merger. Of the 23 peer companies selected, the following 21 remain on the list:

AVX Corporation	Haynes International, Inc.	Methode Electronics, Inc.
Cabot Microelectronics Corporation	II-VI, Inc.	MTS Systems Corporation
Dorman Products, Inc.	KEMET Corporation	Rogers Corporation
Electro Scientific Industries, Inc.	Littelfuse, Inc.	Silicon Laboratories, Inc.
Fabrinet	Materion Corporation	Stoneridge, Inc.
Gentex Corporation	Maxwell Technologies, Inc.	Strattec Security Corporation
Gentherm Inc.	Mercury Systems, Inc.	Vishay Precision Group, Inc.

Participants must remain continuously employed by CTS through the end of the three‑year performance period to be eligible to earn an award, subject to limited exceptions. Since CTS’ named executive officers are generally expected to retain their stock awards, named executive officers are incentivized to consider the long‑term implications of actions taken in pursuit of performance‑based equity awards. Similar to the MIP discussed above, the Compensation Committee can, in its discretion, adjust a participant’s payout of an award downward after consideration of other business factors, including overall CTS performance and the individual participant’s contribution to CTS performance. The Compensation Committee can also adjust a payout of an award in its discretion to prevent the enlargement or dilution of the award because of extraordinary events or circumstances as determined by the Compensation Committee. However, adjustments cannot be made with respect to the award of a covered employee if doing so would cause the related compensation to fail to qualify as “qualified performance‑based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Recent tax reform legislation may affect the applicability of the performance based exception under Section 162(m) - see “Annual Performance-Based Cash Incentive Plan” above.

The 2015‑2017 Performance Restricted Stock Unit Plan contains a recoupment feature. Specifically, if CTS learns of any intentional misconduct by a plan participant that directly contributes to CTS having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the participant to reimburse CTS for the difference between any awards paid to the participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the plan participant would have earned as awards under the plan based on the financial results as restated.

Three-year Performance Restricted Stock Unit Plans. In each of February 2016 and February 2017, the Compensation Committee established a new three‑year performance‑based equity compensation program called the 2016‑2018 Performance Restricted Stock Unit Plan and the 2017-2019 Performance Restricted Stock Unit Plan respectively, in which named executive officers participate. The plans are essentially the same as the 2015‑2017 plan described above except that three year operating cash flow has replaced the free cash flow metric.

As in the prior years’ performance plan, each performance target of the three-year performance plans has a minimum threshold which must be achieved before any award is available. After the minimum award threshold is achieved, award levels will be interpolated between established measurement levels. Depending upon achievement of performance goals set by the Compensation Committee, a named executive officer could earn an RSU award of zero to 200% of a target award established for his position. CTS believes that the applicable threshold goals have been established at levels that should be appropriately difficult to attain, and that the applicable target goals will require considerable and increasing collective effort on the part of our employees, including our named executive officers, to achieve. Achievement of the applicable maximum goals is considered to require a “stretch” given current market conditions. The Compensation Committee again established a specific number of RSUs for each named executive officer as a target award, selected a three‑year performance period, selected various performance levels for achievement of awards, established a minimum threshold beneath which no award would be paid, and selected a peer group of companies as discussed earlier in this proxy statement.

The three-year performance plans contain a peer group adjustment protocol, require participants to remain continuously employed during the entire three‑year performance period (with limited exceptions in the event of death, disability, change of ownership, unforeseeable emergency, termination without cause, and qualified retirement), and will settle earned RSU awards, if any, in shares of CTS common stock on a one‑to‑one basis by March 15th of the year following the performance period. The three-year performance plans permit the Compensation Committee to adjust awards, subject to the restrictions of Section 162(m) of the Internal Revenue Code, and contain recoupment features in the event of employee misconduct. Recent tax reform legislation may affect the applicability of the performance based exception under Section 162(m) - see “Annual Performance-Based Cash Incentive Plan” above.

The Compensation Committee established a target award opportunity for each participating named executive officer in the form of a specific number of RSUs for each three-year performance plan. The target RSU award opportunities under the 2016-2018 Performance Restricted Stock Unit Plan are: Mr. O'Sullivan 50,200; Mr. Agrawal 15,960; and Mr. Machado 14,000; and under the 2017-2019 Performance Restricted Stock Unit Plan are: Mr. O’Sullivan, 36,420; Mr. Agrawal, 11,993 and Mr. Machado, 9,205.

Performance Vesting Stock Option Plan. In May 2015, the Compensation Committee established a special five‑year performance‑based equity compensation program called the Performance Vesting Stock Option Plan in which all of the named executive officers participate. The plan employs achievement of $600 Million in revenue in any trailing four quarters within the five-year window as a performance vesting trigger. CTS believes that the applicable target goal will require considerable and increasing collective effort on the part of our named executive officers to achieve given current market conditions. Options are very commonly used in such situations because they provide the greatest “leverage” to executives for any resulting increases in stock price. The use of options is also consistent with the peer group’s practices; options are used to incent performance by almost 60% of the peer companies.

The Compensation Committee established a target award opportunity for Mr. O’Sullivan of 100,000 options; Mr. Agrawal, of 35,000 options; and Mr. Machado, of 30,000 options, each with a strike price of $18.37, in the form of performance stock options. If the performance metric is not met within the 5 year performance period, the Options will not vest and be forfeited.

Service‑Based Equity Compensation. CTS believes that stock ownership and equity‑based compensation are valuable tools for motivating employees to improve, and rewarding them for improvements in, CTS’ long‑term performance. CTS also believes that equity grants are an effective way to align named executive officer and shareholder interests because a significant amount of a named executive officer’s potential income is directly tied to enhancing shareholder value. Service‑based equity grants also play a critical role in retaining and motivating executive talent by encouraging named executive officers to remain employees throughout the service period so that they will receive equity awards. The retention of qualified named executive officers over the longer term assists CTS in retaining valuable institutional knowledge. Further, service‑based equity compensation also helps to assure that named executive officers are able to meet their obligations under CTS’ stock ownership guidelines. The Compensation Committee considered service‑based equity grants as part of its review of annual executive compensation in February 2017. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual RSU awards at different times during the year and may use alternative vesting schedules or distribution options.

2017 Grants. For 2017 service‑based equity compensation grants, CTS issued RSUs. In February 2017, the Compensation Committee awarded RSUs vesting over a three‑year period to Messrs. Agrawal (8,884) and Machado (6,705) based on the recommendation of Mr. O’Sullivan. In making his recommendation, Mr. O’Sullivan analyzed the third party market information provided by Compensation Strategies and subjectively considered retention and performance factors. Mr. O’Sullivan’s 2017 RSU award was recommended by the Compensation Committee and approved by the entire Board (other than Mr. O’Sullivan, who abstained in discussions and votes related to his own awards). Mr. O’Sullivan’s 2017 grant was for 25,080 RSUs based on benchmarking, retention and performance factors.

Each service‑based RSU award is settled on a one‑for‑one basis in shares of CTS common stock upon vesting. Grants of equity made in 2017 are reported in the “2017 Grants of Plan‑Based Awards” table. CTS believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of our named executive officers and shareholders. Since a substantial portion of each named executive officer’s compensation is paid out in the form of service‑based equity grants, and since the value of equity will vary over time, depending mostly upon the overall performance and strength of CTS, actions taken in one year may substantially affect a named executive officer’s compensation over the course of many subsequent years. Therefore, named executive officers are encouraged to consider the longer‑term health of CTS in addition to shorter‑term considerations. CTS also believes that deferred vesting helps in the retention of named executive officers, as unvested portions of grants are ordinarily forfeited in the event of termination.

Defined Contribution Plan. Substantially all U.S.‑based CTS employees are eligible to participate in the CTS Corporation Retirement Savings Plan, referred to as the CTS 401(k) Plan. CTS matches an employee’s contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $0.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code. All of the named executive officers participate in the 401(k) Plan.

Other Compensation. CTS provides a limited set of perquisites and other compensation in order to attract, retain, and motivate the named executive officers. For 2017, compensation for named executive officers included reimbursements for tax preparation services, financial planning services, and an annual executive physical. Other compensation includes imputed income on life insurance benefits. The costs of tax preparation services is capped at $2,500 for the named executive officers. The cost of financial planning services is capped at $5,000 for each named executive officer. The cost of executive physicals is capped at $2,000 for each of the named executive officers and their respective spouses. The notes to the 2017 Summary Compensation Table delineate the various perquisites named executive officers received for 2017.
Health and Welfare Benefits. Named executive officers are also eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.
Agreements with Named Executive Officers
Executive Severance Policy. Effective September 10, 2009, CTS enacted an Executive Severance Policy. This policy formalized and standardized CTS’ severance practices for certain officers and key employees. For a complete understanding of the executive severance policy, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change‑in‑Control” below.
Change‑In‑Control Severance Agreements. CTS entered into change‑in‑control severance agreements with the named executive officers, the purpose of which is to help CTS retain named executive officers and encourage them to focus on corporate interests during times of change and uncertainty. As discussed in the “Potential Payments Upon Termination or Change‑in‑Control” section, these agreements reduced or eliminated certain payments, including an excise tax gross‑up, and placed a cap on the total severance benefit. For a complete understanding of the severance agreements, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change‑in‑Control” below.
Stock Ownership Guidelines
See the section titled "Stock Ownership Guidelines for Executives and Directors" of this Proxy for a discussion of CTS’ Stock Ownership Guidelines.
CTS Securities Hedging/Pledging Policy
CTS has adopted a policy prohibiting officers and directors who receive CTS securities from engaging in any transaction in which they may profit from short‑term speculative swings in the value of those securities or from pledging CTS’ securities in lending transactions. These individuals may not engage in the purchase or sale of put and call options, short sales, and other hedging transactions designed to minimize the risk in owning CTS securities. These individuals may not pledge CTS’ securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as a part of a CTS incentive plan.
Policy on Recovery of Awards
The CTS Corporation 2014 Performance and Incentive Compensation Plan, under which various performance‑based and service‑based equity grants are made, includes a provision to address recoupment of incentive awards in the event of financial restatements. The recoupment provisions provide that if the Board learns of any intentional misconduct by a plan participant that contributes to CTS having to restate its financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he or she would have received based on the financial results as restated. The 2014 Performance and Incentive Compensation Plan provides for recoupment provisions to be added to individual award agreements. In addition, the Compensation Committee Charter provides that the Committee may adopt a claw-back policy as may be required or advisable under any law or regulation. The Compensation Committee reviews its Charter and policies at least annually to ensure appropriate recoupment of compensation is available to the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and approved its inclusion in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in CTS’ Annual Report on Form 10‑K for the year ended December 31, 2017.

CTS Corporation 2017 Compensation Committee

Patricia K. Collawn, Chairman	Walter S. Catlow
Diana M. Murphy	Gordon Hunter

EXECUTIVE COMPENSATION
2017 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation (4) ($)	Total ($)
Kieran M. O'Sullivan	2017	707,600	-	1,462,301	-	1,016,704	-	31,911	3,218,516
President and	2016	702,849	-	1,595,887	-	1,073,941	-	22,460	3,395,137
Chief Executive Officer	2015	708,046	-	1,197,052	541,000	-	-	16,600	2,462,698

Ashish Agrawal	2017	338,256	-	495,914	-	318,409	-	14,536	1,167,115
Vice President and	2016	327,308	-	502,510	-	315,866	-	4,164	1,149,848
Chief Financial Officer	2015	318,567	-	350,522	189,350	-	-	128,463	986,902

Luis F. Machado	2017	303,000	-	378,013	-	244,980	-	16,934	942,927
Vice President and	2016	279,615	-	346,903	80,600	247,354	-	13,209	967,681
General Counsel & Secretary	2015	96,827	-	145,440	54,100	-	-	165,253	461,620

(1)	Numbers shown reflect regular base earnings for each calendar year which varies from the base salary referenced elsewhere in this report.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year. Amounts reflected consist of service‑based and performance‑based awards. For the performance‑based awards reported in this column for 2017, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and therefore are at target. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of these awards would be: Mr. O’Sullivan, $1,770,923; Mr. Agrawal, $583,163; Mr. Machado, $447,595.

(3)	Amounts represent payments earned under the MIP in respect of that year's performance and paid in the subsequent year.

(4)	Amounts in this column for 2017 reflect values for financial planning, tax preparation services and a CTS match under the 401(k) Plan.

2017 Grants of Plan‑Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kieran M. O'Sullivan
2017 Management Incentive Plan(1)		353,800	707,600	1,415,200
2017-2019 Performance Restricted Stock Unit Plan(2)	2/9/2017				18,210	36,420	72,840				885,461
2014 Performance and Incentive Compensation Plan	2/9/2017							25,080			576,840

Ashish Agrawal
2017 Management Incentive Plan(1)		109,933	219,866	439,732
2017-2019 Performance Restricted Stock Unit Plan(2)	2/9/2017				5,997	11,993	23,986				291,582
2014 Performance and Incentive Compensation Plan	2/9/2017							8,884			204,332

Luis F. Machado
2017 Management Incentive Plan(1)		83,325	166,650	333,300
2017-2019 Performance Restricted Stock Unit Plan(2)	2/9/2017				4,603	9,205	18,410				223,798
2014 Performance and Incentive Compensation Plan	2/9/2017							6,705			154,215

(1)	The 2017 Management Incentive Plan is governed by the 2014 Performance and Incentive Compensation Plan.

(2)
In February of 2017, the Compensation Committee established terms applicable to performance‑based equity compensation awards for fiscal years 2017‑2019 under the CTS Corporation 2014 Performance and Incentive Compensation Plan. Restricted stock units for achievement of the performance goals will be issued in 2020 following certification of 2019 fiscal year results by CTS’ independent auditors.

Compensation Arrangements. CTS did not have employment agreements with any named executive officers for 2017. In an effort to formalize and standardize CTS’ severance practices for other officers and key employees, CTS enacted an Executive Severance Policy in 2009, and CTS maintains change‑in‑control severance agreements with the named executive officers. For a complete understanding of the executive change‑in‑control severance agreements and the Executive Severance Policy, please see the section of this proxy statement titled “Potential Payments upon Termination or Change‑ in‑Control” below.

Annual base salary for each named executive officer, other than Mr. O’Sullivan, is determined by the Compensation Committee. Mr. O’Sullivan’s annual base salary was determined by the Board based on recommendations by the Compensation Committee. Mr. O’Sullivan did not receive any compensation for his service as a director.

Outstanding Equity Awards at 2017 Fiscal Year‑End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kieran M. O’Sullivan	—	100,000	18.37	5/26/2020	57,246 (3)	1,474,085	127,620	3,286,215
Ashish Agrawal	—	35,000	18.37	5/26/2020	18,717 (4)	481,963	39,953	1,028,790
Luis F. Machado	—	30,000	18.37	5/26/2020	15,344 (5)	395,108	23,205	597,529

(1)
In May of 2015, the Compensation Committee established terms applicable to the Performance Vesting Stock Option Plan under the CTS Corporation 2014 Performance and Incentive Compensation Plan. These Performance Options will vest only upon achievement of $600 million in revenue in any trailing four quarters within the five year performance period. If the performance metric is not met within the five year performance period, the Options will not vest and be forfeited.

(2)	Any award issued under the three-year performance program will vest following certification of the Company’s financial results for the last year of the measurement period.

(3)
Mr. O’Sullivan’s 57,246 service‑based Restricted Stock Units have vested or will vest as follows: 8,360 on February 9, 2018; 20,634 on February 16, 2018; 8,360 on February 9, 2019; 11,532 on February 16, 2019; and 8,360 on February 9, 2020.

(4)
Mr. Agrawal’s 18,717 service‑based Restricted Stock Units have vested or will vest as follows: 2,961 on February 9, 2018; 6,251 on February 16, 2018; 2,962 on February 9, 2019; 3,582 on February 16, 2019; and 2,961 on February 9, 2020.

(5)
Mr. Machado’s 15,344 service‑based Restricted Stock Units will vest as follows: 2,235 on February 9, 2018; 2,987 on February 16, 2018; 2,666 on October 30, 2018; 2,235 on February 9, 2019; 2,986 on February 16, 2019; and 2,235 on February 9, 2020.

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kieran M. O’Sullivan	—	—	86,248	1,991,999
Ashish Agrawal	—	—	30,104	694,437
Luis F. Machado	—	—	8,299	200,819
(1)     Gross value prior to withholding.
Potential Payments Upon Termination or Change‑in‑Control
Change‑In‑Control Severance Agreements. CTS has entered into change‑in‑control severance agreements with the named executive officers, the form of which is disclosed as Exhibit 10(x) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Under these agreements, a change‑in‑control is defined generally as: (1) the acquisition by any person of 25% or more of CTS’ voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the Board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

An eligible named executive officer is entitled to severance compensation if, within three years after a change‑in‑control, the named executive officer terminates his or her employment for good reason or his or her employment is terminated by CTS or its successor for any reason other than cause, disability, or death. Good reason is defined generally as: (1) the failure to maintain the named executive officer in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the named executive officer’s duties; (3) a reduction in the named executive officer’s base or incentive pay or an adverse change in any employee benefits; (4) the named executive officer’s good faith determination that, as a result of a change in circumstances following the change‑in‑control, he or she is unable to carry out or has suffered a substantial reduction in the duties he or she had prior to the change‑in‑control; (5) a successor entity’s failure to assume all obligations of CTS under the severance agreement; (6) CTS or its successor moves the named executive officer’s principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the severance agreement; or (8) CTS’ common stock ceases to be publicly traded or listed on the New York Stock Exchange. Cause is defined generally as a separation from service resulting from the executive: (a) being convicted of a crime involving fraud, embezzlement or theft in connection with work duties or responsibilities; (b) intentionally and wrongfully damaging CTS property; (c) intentionally and wrongfully disclosing CTS’ confidential information; or (d) intentionally and wrongfully competing with CTS without CTS’ consent, subject to certain exceptions.

If the change‑in‑control severance agreement is triggered, the severance compensation to which the named executive officer is entitled includes: (1) a lump sum payment equal to two times the sum of the greater of the executive’s base salary at the time of the change‑in‑control or his average base salary over the three years prior to termination, plus the greater of his average incentive pay over the three years prior to the change‑in‑control and his target incentive pay for the year in which the change‑in‑control occurred; (2) continued availability of medical and dental benefits for 24 months following termination at the executive’s expense, with CTS reimbursing the executive for the portion of the premium in excess of the employee share for such coverage, provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) reimbursement of up to $30,000 for outplacement services; and (4) only in the case of Mr. O’Sullivan, in consideration of the non‑compete provision contained in his severance agreement, a lump sum payment equal to one times the sum of the greater of his base salary at the time of the change‑in‑control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change‑in‑control and his target incentive pay for the year in which the change‑in‑control occurred.

In addition, if any payments made to the named executive officer would be subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, those payments will be reduced so that no portion will exceed the “excess parachute payment” threshold that would trigger the excise tax.

The payment scheme is designed to comply with Section 409A of the Code; lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the named executive officer separates from service, provided however, that if the named executive officer is a “Specified Employee” within the meaning of Section 409A of the Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the named executive officer’s separation from service or the named executive officer’s death. Payment of severance compensation under the change‑in‑control severance agreement will be reduced to the extent of any corresponding payments under any other agreement.

To the extent that a named executive officer receives severance benefits under the change-in-control severance agreement, the named executive officer may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor. In addition, for a period of four years after separation from service, the named executive officer may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the named executive officer is associated in taking such actions. The named executive officer is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the severance agreement.

Change‑in‑Control Severance Agreement Table
Assuming that a change‑in‑control event occurred and (unless otherwise indicated) that the named executive officer was terminated without cause on December 31, 2017, the estimated severance compensation provided to each named executive officer is as follows:

Name	Severance: Base Salary & Incentive Pay ($)	Welfare Benefits Equivalent ($)	Pension Plan & SERP Benefit Equivalent ($)	401(k) Match Equivalent ($)	Perquisites: Outplacement, Legal, Tax & Estate Placement ($)	Pro Rata Target Incentive ($)	Accelerated Vesting & Exercise Rights/Lapse of Restriction On Equity Awards(1) ($)	280G Reduction ($)	Total ($)
Kieran M. O’Sullivan	4,245,600	34,834	—	—	30,000	—	5,498,300	447,199	9,361,535
Ashish Agrawal	1,125,069	33,666	—	—	30,000	—	1,769,053	460,340	2,497,448
Luis F. Machado	961,000	33,340	—	—	30,000	—	980,108	139,587	1,864,861

(1)
Assuming that only a change‑in‑control event occurred on December 31, 2017, in terms of their equity awards, our named executive officers would have received the following value for the "single trigger" acceleration of their outstanding time-based Restricted Stock Units, performance-based RSUs and performance options, respectively: Mr. O'Sullivan, $1,474,085, $3,286,215, and $738,000; Mr. Agrawal, $481,963, $1,028,790, and $258,300; and Mr. Machado, $395,108, $360,500, and $224,500.

Executive Severance Policy. As discussed above, to formalize and standardize the Company’s severance practices for officers and key employees, CTS enacted an Executive Severance Policy, effective September 10, 2009.

An eligible named executive officer whose employment with the Company is terminated will be eligible for severance benefits under the policy unless the termination is: (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an “involuntary separation from service” within the meaning of Section 409A of the Internal Revenue Code; (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except in the case of the President and Chief Executive Officer; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker’s compensation; (7) due to the sale of a CTS facility, division, or operation when the named executive officer has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change in control and the named executive officer is the beneficiary of a change‑in‑control severance agreement and eligible for payment under that agreement.

There are three levels of severance benefits specified in the Policy: Tier 2; Tier 1; and the President and Chief Executive Officer level. CTS’ President and Chief Executive Officer may recommend, and the Board will designate from time to time, which officers are eligible for Tier 2 and Tier 1 benefit levels. Mr. O’Sullivan is eligible for the President and Chief Executive Officer specified benefit level. Messrs. Agrawal and Machado are eligible for Tier 1 severance benefits.

Under the Policy, an eligible, terminated Tier 2 named executive officer will receive the following severance benefits: (1) severance pay equal to 9 months of his or her base salary in effect immediately prior to termination; (2) for 9 months following the date of the named executive officer’s termination, the continuing availability of the medical and dental benefits (but not long‑term or short‑term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer’s termination, the cost of such coverage will be shared by the Company and the named executive officer on the same basis as in effect prior to the named executive officer’s termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the Company or any subsidiary, then the Company will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $15,000 for outplacement services that are obtained until December 31st of the second year following the named executive officer’s termination, from a firm selected by the named executive officer.

Under the Policy, an eligible, terminated Tier 1 named executive officer will receive the following severance benefits: (1) severance pay equal to 12 months of his or her base salary in effect immediately prior to termination; (2) for 12 months following the date of the named executive officer’s termination, the continuing availability of the medical and dental benefits (but not long‑term or short‑term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer’s termination, the cost of such coverage will be shared by the Company and the named executive officer on the same basis as in effect prior to the named executive officer’s termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the Company or any subsidiary, then the Company will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $30,000 for outplacement services that are obtained until December 31 of the second year following the named executive officer’s termination, from a firm selected by the named executive officer.

Also pursuant to the policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he will receive the following severance benefits: (1) severance pay equal to two times the sum of (a) his base salary in effect at the time of termination of employment, and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment; (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of his termination, otherwise on the same terms as Tier 1 and Tier 2 executives; (3) to the extent permitted by CTS’ equity plans, the vesting of any outstanding unvested service‑based restricted stock units or other equity awards granted to him under CTS’ equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance‑based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then‑current performance‑based equity program, to the extent permitted by CTS’ equity plans, such awards will become non‑forfeitable as of the date of his termination of employment. At the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro‑rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 and Tier 2 executives. In addition, if the President and Chief Executive Officer gives the Board at least 12 months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12‑month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3), and (4) of this paragraph.

It is intended that the severance benefits not duplicate substantially similar benefits payable under any change‑in‑control severance agreement. Further, named executive officers shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees. In order to receive the severance benefits under the policy, the named executive officer must execute a release of all claims in favor of the Company, its employees, officers and directors within a specified time, must not compete with the Company for a period of 12 months following termination unless the Company consents, and for a period of 12 months following termination must not solicit any employee to leave employment with the Company or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries, and may not assist any organization with whom the named executive officer is associated in taking such actions.

Payments are designed to comply with Section 409A of the Internal Revenue Code. In addition, if any payment under the policy would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after‑tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision, or any other tax).

The Board has the right in its sole and absolute discretion to amend the policy or terminate it prospectively, provided that the policy may not be amended by the Board in any manner which is materially adverse to any named executive officer without that named executive officer’s written consent. Notwithstanding the foregoing, the Board may amend the policy at any time to reflect changes required by the Internal Revenue Code and the policy will remain in effect until terminated by the Board.

The table below shows the estimated severance compensation for each named executive officer, assuming that executive was terminated in a manner making him eligible for severance under the Executive Severance Policy on December 31, 2017.

Executive Severance Policy

Name	Severance ($)	Health and Dental Benefits ($)	Vesting of Unvested Time-Based Equity Awards ($)	Vesting and Pro-Rata Settlement of Performance- Based Equity Awards ($)	Outplacement ($)	Total ($)
Kieran M. O'Sullivan	2,830,400	17,417	4,760,300	3,286,215	30,000	10,924,332
Ashish Agrawal	340,900	16,883	—	—	30,000	387,783
Luis F. Machado	310,000	16,670	—	—	30,000	356,670

CEO Pay Ratio

For the 2017 fiscal year, the ratio of the annual total compensation of Mr. O’Sullivan, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 254 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was October 6, 2017 (the “Determination Date”).

As further discussed above, Mr. O’Sullivan served as our Chief Executive Officer during the 2017 fiscal year. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. O’Sullivan under “Fiscal 2017 Summary Compensation Table” for the 2017 fiscal year.

For purposes of this disclosure, Median Annual Compensation was $12,511, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2017 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 3,251 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. We excluded a total of 95 employees, representing less than 5% of the total, based in small offices in Singapore, Japan, India, Denmark, Scotland and Germany, yielding a total number of 3,156 employees. We then measured total compensation for the nine month period ending on the Determination Date, and annualized each result. We did not make any cost-of-living adjustments in calculating compensation for the Median Employee. As the total number of employees is an even number, we averaged the total annual compensation of the two median employees identified by this process to determine Median Employee compensation.

As discussed under the Compensation Discussion and Analysis section of this Proxy Statement, CTS sets named executive officer pay based on a number of factors including competitive market analysis and benchmarking against peers, and targets a significant proportion of executive compensation as performance based. The pay ratio and Median Annual Compensation disclosed above reflect that a substantial percentage of CTS’ employees are engaged in manufacturing in “best cost” countries and CTS pays a competitive wage in those locations aimed at attracting and retaining qualified employees using local benchmarks. The pay ratio between disparate locations and functions is not considered a relevant factor and does not inform individual compensation decisions. The pay ratio may vary significantly over time, as a large percentage of the Chief Executive Officer’s compensation is performance based while our Median Employee’s compensation is primarily based on an hourly wage and does not reflect company performance. The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population; therefore, our pay ratio may not be comparable to the pay ratios of other companies, including the companies in our compensation peer group.

2017 Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2) ($)	Total ($)
Walter S. Catlow	60,000	96,940	156,940
Patricia K. Collawn	72,500	96,940	169,440
Gordon Hunter	70,000	96,940	166,940
William S. Johnson	75,000	96,940	171,940
Diana M. Murphy	70,000	96,940	166,940
Robert A. Profusek	80,000	96,940	176,940

(1)	Certain Director's compensation for Committee Services is prorated based on election in May of 2017.

(2)
On November 8, 2017, 3,700 Restricted Stock Units were awarded to each then serving non‑employee director for 2018 service based on an average closing price of CTS common stock of $26.20 per share. The dollar amounts reported in this column represent the grant date fair value of such awards as computed in accordance with FASB ASC Topic 718, equal to the number of units awarded multiplied by the $26.20 closing price of CTS’ common stock on the date of grant. These awards will vest on the first anniversary of the grant date and will be distributed upon vesting absent a deferral election by the director. All directors elected to defer distribution until their retirement from the Board. The non‑employee directors had no other unvested stock awards outstanding at 2017 fiscal year‑end.

Director Compensation. Employee directors receive no compensation for serving on the Board or Committees of the Board. Compensation for non-employee directors is determined by the Board based on recommendations by the Compensation Committee. In addition, CTS reimburses non‑employee directors for reasonable travel expenses related to their performance of services and for director education programs. Director compensation is divided into two components: a cash component and a stock‑based component.

Each director is entitled to receive a base annual retainer at the rate of $60,000 in cash. In addition to the base annual retainer, for 2017 service, the Lead Independent Director retainer is $20,000 per year, the Audit Committee Chairman retainer is $15,000 per year, the Compensation Committee Chairman retainer is $12,500 per year and the Nominating and Governance Committee and Technology and Transactions Committee Chairmen retainer is $10,000 per year each.

The Board has established an annual stock‑based compensation target for each non‑employee director that may be amended from time to time. The annual stock‑based compensation target for 2017 service was $95,000 per non‑employee director. Since 2005, the stock‑based compensation target compensation has been paid with grants of RSUs. The RSUs for 2017 service were granted and vest after one year. The grants provide directors with the opportunity to defer distribution of some or all of the RSUs until separation from service with the Board, a date certain, or a series of dates according to a schedule. Non‑employee directors do not receive dividends or other earnings on deferred RSUs.

CTS does not currently have a retirement plan for non‑employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non‑Employee Directors. Under that plan, a deferred common stock unit account was established for each non‑employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non‑employee director’s account. When a non‑employee director retires from the Board, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board amended the plan to terminate the crediting of additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director’s account is shown in the Directors’ and Officers’ Stock Ownership table.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee acts pursuant to its written charter adopted by the Board, a copy of which may be obtained from CTS’ website at http://www.ctscorp.com/wp-content/uploads/ACC.pdf. All members of the Audit Committee are financially literate and independent as defined in the NYSE Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent auditor, the audited consolidated financial statements of the Company for 2017; has discussed with the independent auditor the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; has received from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independent auditor’s communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the financial statements be included in CTS’ Annual Report on Form 10‑K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

CTS Corporation 2017 Audit Committee
William S. Johnson, Chairman; Walter S. Catlow; and Gordon Hunter

Independent Auditor
Grant Thornton LLP has served as CTS’ independent auditor since 2005. Grant Thornton LLP representatives plan to attend the Annual Meeting, make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2017 and December 31, 2016.

	Audit Fees	Audit‑Related Fees(1)	Tax Fees(2)	All Other Fees(3)
2017	$1,370,345	$46,200	$18,455	$16,125
2016	$1,363,253	$210,823	$22,335	—

(1)    Pension Plan and 401(k) Plan audits and transaction due diligence.
(2)    Tax compliance fees related to certain of CTS’ subsidiaries.
(3)    Environmental agreed upon procedures and foreign social security contribution review.
The Audit Committee’s policy is to pre‑approve all audit and non‑audit services provided by the independent auditors. The Audit Committee annually reviews audit and non‑audit services proposed to be rendered by Grant Thornton LLP during the fiscal year.
The Audit Committee has delegated authority to (1) the Audit Committee Chairman to grant pre‑approval of services by the independent auditors, provided that the Chairman reports on any such pre‑approval decisions at the next scheduled meeting of the Audit Committee, and (2) the Company to grant pre-approval of services by the independent auditors in an aggregate amount not to exceed $50,000 in one year, provided that the Company reports any such pre-approval decisions at the next scheduled meeting of the Audit Committee. All of the services rendered by Grant Thornton LLP were approved by the Audit Committee or were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.
2017 ANNUAL REPORT ON FORM 10‑K
Upon receipt of the written request of a shareholder owning shares of CTS common stock on the Record Date addressed to the Corporate Secretary of CTS Corporation, 4925 Indiana Avenue, Lisle, Illinois 60532, CTS will provide to such shareholder, without charge, a copy of its 2017 Annual Report on Form 10‑ K, including the financial statements and financial statement schedule. You may also call investor relations at (574) 523‑3800, email at shareholder.services@ctscorp.com, or obtain a report on CTS’ website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for
the 2018 Annual Meeting of Shareholders to be held on May 17, 2018.
This proxy statement, along with our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017, and our 2017 Annual Report to Shareholders, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investors.

By Order of the Board of Directors,

Luis F. Machado Corporate Secretary
Lisle, Illinois
April 5, 2018